EXHIBIT 2.1

Execution Version

STOCK PURCHASE AGREEMENT
by and among
NORDIC PACKAGING AND CONTAINER INTERNATIONAL, INC.,
CORENSO HOLDINGS AMERICA INC.
and
SONOCO PRODUCTS COMPANY
MAY 17, 2019

KE 58638539

Page
ARTICLE I DEFINITIONS...........................................................................................................1

Section 1.01	Definitions...........................................................................................1

Section 1.02	Other Definitional Provisions ..........................................................10
ARTICLE II PURCHASE AND SALE OF THE SECURITIES AND PURCHASED ASSETS................................................................................................................11

Section 2.01	Purchase and Sale of the Target Shares.............................................11

Section 2.02	The Closing.......................................................................................11

Section 2.03	The Closing Transactions..................................................................11

Section 2.04	Closing Cash Proceeds Adjustment..................................................12

Section 2.05	Withholding......................................................................................14

ARTICLE III CONDITIONS TO CLOSING...........................................................................14

Section 3.01	Conditions to the Purchaser's Obligation.........................................14

Section 3.02	Condition to the Company's and the Seller's Obligations................15

Section 3.03	Conditions to All Parties' Obligations..............................................15

Section 3.04	Frustration of Closing Conditions....................................................16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER...................16

Section 4.01	Authority, Validity and Effect...........................................................16

Section 4.02	Title to Target Shares........................................................................16

Section 4.03	No Breach.........................................................................................16

Section 4.04	Litigation...........................................................................................17

Section 4.05	Brokerage..........................................................................................17

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY................17

Section 5.01	Organization and Corporate Power...................................................17

Section 5.02	Subsidiaries.......................................................................................17

Section 5.03	Authorizations; No Breach...............................................................18

Section 5.04	Target Shares....................................................................................18

Section 5.05	Financial Statements........................................................................19

Section 5.06	No Material Adverse Change; Absence of Certain Developments..19

Section 5.07	Title to Properties.............................................................................20

Section 5.08	Sufficiency........................................................................................20

Section 5.09	Tax Matters.......................................................................................21

Section 5.10	Contracts and Commitments.............................................................21

Section 5.11	Intellectual Property..........................................................................22

Section 5.12	Litigation...........................................................................................22

Section 5.13	Governmental Consents....................................................................23

Section 5.14	Employee Benefit Plans....................................................................23

Section 5.15	Insurance...........................................................................................24

Section 5.16	Environmental Matters......................................................................24

Section 5.17	Affiliated Transactions......................................................................24

Section 5.18	Brokerage..........................................................................................25

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Section 5.19	Permits; Compliance with Laws.......................................................25

Section 5.20	International Trade Compliance........................................................25

Section 5.21	Employees.........................................................................................25

Section 5.22	Inventory...........................................................................................25

Section 5.23	Accounts Receivable.........................................................................25

Section 5.24	Books and Records............................................................................26

Section 5.25	Bank Accounts..................................................................................26

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER............26

Section 6.01	Organization and Corporate Power...................................................26

Section 6.02	Authorization ....................................................................................26

Section 6.03	No Violation......................................................................................27

Section 6.04	Government Bodies; Consents .........................................................27

Section 6.05	Litigation...........................................................................................27

Section 6.06	Brokerage .........................................................................................27

Section 6.07	Investment Representation................................................................27

Section 6.08	Financial Ability................................................................................27

Section 6.09	Solvency............................................................................................27

Section 6.10	R&W Insurance Policy .....................................................................28

ARTICLE VII COVENANTS OF THE SELLER AND THE COMPANY.............................28

Section 7.01	Conduct of the Business...................................................................28

Section 7.02	Access to Books and Records...........................................................29

Section 7.03	Regulatory Filings.............................................................................30

Section 7.04	Section 280G.....................................................................................30

Section 7.05	Exclusive Dealing.............................................................................31

Section 7.06	Further Assurances............................................................................31

ARTICLE VIII COVENANTS OF THE PURCHASER..........................................................31

Section 8.01	Antitrust Notification........................................................................31

Section 8.02	Continuing Confidentiality................................................................32

Section 8.03	Payments to Certain Individuals.......................................................32

Section 8.04	Further Assurances............................................................................33

ARTICLE IX TERMINATION...................................................................................................33

Section 9.01	Termination.......................................................................................33

Section 9.02	Effect of Termination........................................................................33

ARTICLE X ADDITIONAL AGREEMENTS AND COVENANTS.......................................34

Section 10.01	Acknowledgements by the Purchaser................................................34

Section 10.02	Further Assurances............................................................................35

Section 10.03	Employees and Employee Benefits...................................................35

Section 10.04	Confidentiality...................................................................................36

Section 10.05	Director, Manager and Officer Liability and Indemnification..........37

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Page

Section 10.06	R&W Insurance Policy......................................................................38
ARTICLE XI INDEMNIFICATION..........................................................................................39

Section 11.01	Survival of Representations, Warranties and Covenants...................39

Section 11.02	Indemnification.................................................................................39

Section 11.03	Indemnification Claim Procedures....................................................40

Section 11.04	Limitations on Indemnification Liability..........................................40

Section 11.05	Mitigation of Damages......................................................................42

Section 11.06	Indemnification Sole and Exclusive Remedy...................................42

Section 11.07	Release of Escrow.............................................................................43

ARTICLE XII TAX MATTERS..................................................................................................43

Section 12.01	Preparation and Filing of Tax Returns; Payment of Taxes................43

Section 12.02	Transfer Taxes...................................................................................44

Section 12.03	Certain Tax Covenants......................................................................44

Section 12.04	Cooperation.......................................................................................45

Section 12.05	Tax Audits and Claims......................................................................45

Section 12.06	Sections 336 and 338 of the Code....................................................45

Section 12.07	No Intermediary Transaction Tax Shelter.........................................45

Section 12.08	Tax Refunds......................................................................................46

ARTICLE XIII MISCELLANEOUS..........................................................................................46

Section 13.01	Press Releases and Communications................................................46

Section 13.02	Expenses............................................................................................46

Section 13.03	Notices...............................................................................................47

Section 13.04	Assignment........................................................................................48

Section 13.05	Severability........................................................................................48

Section 13.06	Construction......................................................................................48

Section 13.07	Amendment and Waiver....................................................................48

Section 13.08	Complete Agreement.........................................................................49

Section 13.09	Third Party Beneficiaries..................................................................49

Section 13.10	Counterparts......................................................................................49

Section 13.11	Governing Law; Jurisdiction.............................................................49

Section 13.12	Legal Representation.........................................................................50

Section 13.13	Sources of Recovery..........................................................................50

Section 13.14	Deliveries to the Purchaser................................................................50

Section 13.15	Conflict Between Transaction Documents........................................50

Section 13.16	Specific Performance........................................................................50

Section 13.17	Relationship of the Parties................................................................51

Section 13.18	Prevailing Party.................................................................................51

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SCHEDULES

Accounting Principles Schedule
Acquired Companies Schedule
Affiliated Transactions Schedule
Authorization Schedule
Bank Accounts Schedule
Brokerage Schedule
Capitalization Schedule
Compliance with Laws Schedule
Contracts Schedule
Covenants Exceptions Schedule
Developments Schedule
Employee Benefits Schedule
Employees Schedule
Environmental Matters Schedule
Financial Statements Schedule
Governmental Consents Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
International Trade Compliance Schedule
Leased Real Property Schedule
Litigation Schedule
Owned Real Property Schedule
Permits Schedule
Permitted Liens Schedule
Schedule 3.03(c)
Taxes Schedule
Working Capital Schedule

‑ iv ‑

EXHIBITS

Exhibit A	-	Form of Escrow Agreement
Exhibit B	‑	R&W Insurance Policy
Exhibit C	‑	Rules of Engagement for Accounting Firm
Exhibit D-1	‑	Form of Company Closing Certificate
Exhibit D-2	‑	Form of Seller Closing Certificate
Exhibit E	‑	Form of Non‑U.S. Real Property Holding Corporation Status
Exhibit F	‑	Form of Purchaser Closing Certificate

‑ v ‑

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 17, 2019, is made by and among (i) Nordic Packaging and Container International, Inc., an exempted company organized under the laws of the Cayman Islands (the “Seller”), (ii) Corenso Holdings America Inc., a Delaware corporation (the “Company”), and (iii) Sonoco Products Company, a South Carolina corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.
WHEREAS, the Company and its Subsidiaries are engaged in the business of the design, development, manufacturing, marketing, distribution and sale of cores, tubes, coreboard and uncoated recycled board for use in packaging applications as well as the provision of services related thereto within the United States and elsewhere in North America (the “Business”);
WHEREAS, the Seller owns all of the outstanding shares of capital stock of the Company, such shares being all of the issued and outstanding equity interests of the Company (the “Target Shares”); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell or cause to be sold to the Purchaser, and the Purchaser desires to purchase, all of the Target Shares.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
1.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“3.03(c) Parties” is defined in Section 8.02.
“Accounting Firm” is defined in Section 2.04(d).
“Accounting Principles” means the principles set forth on the Accounting Principles Schedule.
“Acquired Companies” means the Company and each of the other entities set forth on the Acquired Companies Schedule; provided that for all purposes of this Agreement (other than Section 5.02), Acquired Companies shall include only the Company and its Subsidiaries.
“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, in each case that is by or before any Governmental Body.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the Separation Agreement, the Escrow Agreement and any other agreement, instrument, certificate, schedule or document contemplated hereby or executed in connection herewith.
“Basket Amount” is defined in Section 11.04(b).
“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.
“Business Employees” means those Persons employed by any of the Company or its Subsidiaries.
“Cash” means, as of a given time, the result equal to the sum of the aggregate amount of all cash, cash equivalents and marketable securities of the Acquired Companies, both foreign and domestic, including all outstanding security or similar deposits and other restricted cash, without reduction or off‑set in respect of the amount of any checks written (but not yet cashed) by any of the Acquired Companies calculated in accordance with the Accounting Principles.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.
“Closing” is defined in Section 2.02.
“Closing Cash Proceeds” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of the Measurement Time, plus (iii) the amount of Cash as of the Measurement Time, minus (iv) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (v) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, minus (vi) all Transaction Expenses as of the Measurement Time, minus (vii) the Purchase Price Adjustment Escrow Amount, minus (viii) Indemnification Escrow Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.
“Closing Date” is defined in Section 2.02.
“Closing Statement” is defined in Section 2.04(b).
“Closing Working Capital” means Working Capital as of the Measurement Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.
“Company Counsel” is defined in Section 13.12.
“Company Intellectual Property” is defined in Section 5.11.
“Competitive Transaction” is defined in Section 6.04.
“Confidentiality Agreement” is defined in Section 8.02.

“Contract” means any written indenture, mortgage, deed of trust, lease, contract, settlement, conciliation or other legally binding agreement, arrangement or understanding.
“Crown Fibre Tube” means Crown Fibre Tube Inc., a company organized under the laws of Nova Scotia.
“Damages” means losses, damages, liabilities, costs, deficiencies, proceedings, fines or expenses, including all interest, penalties, judgments, reasonable attorneys’ fees, reasonable fees of accountants, consultants and experts, the cost of investigation, defense and collection and amounts paid in settlement, whether or not involving a third party claim, but excluding any unforeseeable or punitive damages (except to the extent paid pursuant to a third party claim).
“Deed of Release” means that certain Deed of Release, dated April 16, 2019, by and among TMF Global Services (UK) Limited, TMF Trustee Limited, Nordic Packaging and Container (Finland) Holdings OY and the other parties thereto.
“D&O Indemnified Party” is defined in Section 10.05(a)
“Disclosure Schedules” is defined in Article V.
“Electronic Delivery” is defined in Section 13.10.
“Enterprise Value” means $110,000,000.
“Environmental Laws” means all Laws as enacted and in effect on as of the Closing Date concerning pollution or protection of the environment, including all such Laws relating to the production, generation, handling, transportation, treatment, storage, disposal, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Wells Fargo, National Association, or its successor, in its capacity as such pursuant to the Escrow Agreement.
“Escrow Agreement” means an escrow agreement in the form of Exhibit A.
“Escrow Amount” means an amount equal to the sum of (x) the Purchase Price Adjustment Escrow Amount and (y) the Indemnification Escrow Amount.
“Estimated Closing Cash Proceeds” is defined in Section 2.04(a).
“Financial Statements” is defined in Section 5.05.
“First Lien Facilities Agreement” means that certain First Lien Facilities Agreement, dated as of November 4, 2016, by and among Nordic Packaging and Container (UK) Holdings Limited, Nordic Packaging and Container Holdings Limited, Nordic Packaging and Container (Finland) Holdings Oy, and the lenders and other parties thereto (as amended, modified or supplemented from time to time).
“Fraud” means actual and intentional fraud by the Seller, the Company or the Purchaser, as applicable, in the making of the representations and warranties in Article IV, Article V or Article VI of this Agreement (as applicable). For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby against any Person other than a party to this Agreement or for (i) constructive fraud or other claims based on constructive knowledge or (ii) negligent misrepresentation, equitable fraud or any other fraud based claim or theory that requires something less than actual knowledge of the fraudulent conduct.
“Fundamental Bring-Down Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.05, the first sentence of Section 5.01, Section 5.03(a), Section 5.04, and Section 5.18.
“Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.05, the first sentence of Section 5.01, Section 5.03(a), Section 5.04, Section 5.05(c), the first sentence of Section 5.07(a), Section 5.09 and Section 5.18.
“GAAP” means United States generally accepted accounting principles.
“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.
“Income Taxes” means any United States federal, state, local, or non-U.S. Tax that is based on or measured by reference to net income.
“Indebtedness” means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Acquired Companies (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities of the Acquired Companies evidenced by bonds, debentures, notes, or other similar instruments or debt securities (other than any customs bonds, any surety or performance bonds, or any similar instruments); (iii) liabilities of the Acquired Companies under a lease agreement that has been capitalized in accordance with the Accounting Principles, (iv) liabilities of the Acquired Companies to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business; (v) any “success fees” or bonuses payable by the Acquired Companies arising solely from or otherwise triggered solely by the closing of the transactions contemplated hereby (excluding (a) any bonuses payable to any employee based on the performance of such employee or the performance of the Acquired Companies and (b) any consideration payable to any employee due to actions or decisions made by the Purchaser at or after the Closing), (vi) Union Backpay, and (vii) liabilities of the Acquired Companies for any accrued and unpaid Income Taxes in respect of the Pre-Closing Tax Period ending on the Closing Date (which shall (a) be calculated by taking into account any net operating loss, Tax credit, Tax basis or other Tax attributes available to the Acquired Companies (b) be calculated consistent with the past practices of the Acquired Companies in filing their Tax Returns, (c) not include any unpaid Taxes in any jurisdiction where any of the Acquired Companies do not currently file Tax Returns in respect of such Tax, (d) not take into account any liabilities or accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions, (e) not take into account any deferred Tax liabilities established for GAAP purposes and (f) assume all Transaction Deductions are available to reduce such liabilities); provided, that “Indebtedness” shall not include (w) any liabilities or obligations of the Acquired Companies for deferred rent, (x) any liabilities or obligations with respect to a real property lease or operating lease, (y) any liabilities or obligations between or among any of the Acquired Companies, or (z) any obligations, liabilities or commitments of the Acquired Companies for which Seller and its Affiliates will be responsible following the Closing.
“Indemnification Agreement” is defined in Section 10.05(c).
“Indemnification Claim” means any claim in respect of which an Indemnified Party is reasonably likely to incur Damages that are indemnifiable pursuant to Article XI.
“Indemnification Escrow Account” is defined in Section 2.03(d).
“Indemnification Escrow Amount” means an amount equal to $1,100,000, as such amount may be reduced pursuant to Section 11.07.
“Indemnification Escrow Funds” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Indemnification Escrow Funds shall not include the Adjustment Escrow Funds.
“Indemnified Party” has the meaning specified in Section 11.03(a).
“Indemnitor” means the party required to provide indemnification pursuant to Section 11.02.
“Initial Outside Date” is defined in Section 9.01(c).
“Insurance Policies” is defined in Section 5.15.
“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing (collectively “Trademarks”); (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know‑how and inventions; and (vi) intellectual property rights in computer software (including source code, executable code, data and databases).
“Knowledge” means, with respect to the Company, the actual knowledge (without any duty of inquiry) of Marco Casiraghi, David Walton, Sampo Antti, Jaakko Helminen, Mark Ellis and Tammy Barstow.
“Latest Balance Sheet” is defined in Section 5.05.
“Law” means any law, rule, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.
“Lease” is defined in Section 5.07(b).
“Leased Real Property” is defined in Section 5.07(b).

“Lien Release Letter” means a lien release letter in customary form in respect of any Liens on the Target Shares or assets of the Acquired Companies and any guarantee obligations of any Acquired Companies pursuant to the First Lien Facilities Agreement.
“Liens” means liens, security interests, charges or encumbrances; provided that Liens do not include licenses of Intellectual Property.
“Material Adverse Change” means any materially adverse change to the business, financial condition or results of operations of the Acquired Companies, taken as a whole, but shall exclude any prospects and shall also exclude any change or effect, resulting or arising from: (i) any change in any Law; (ii) any change in interest rates, currency exchange rates or general economic conditions (including changes in the price of ingredients and other agricultural products, commodities or natural resources); (iii) any change that is generally applicable to the industries in which any of the Acquired Companies operate or the Business is conducted; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement and the other agreements referenced herein; (v) any action taken by or at the request of the Purchaser or any of its Affiliates; (vi) any omission to act or action taken with the consent of the Purchaser (including those omissions to act or actions taken which are permitted by this Agreement); (vii) any national or international political event or occurrence, including acts of war or terrorism; (viii) any actions required in order to obtain any waiver or consent from any Person or Governmental Body in connection with the transactions contemplated by this Agreement and the other agreements referenced herein; or (ix) any failure by any of the Acquired Companies thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change or effect is not otherwise excluded from this definition of Material Adverse Change)); provided, that, in the case of the foregoing clauses (i), (ii), (iii) and (vii), if such effect disproportionately affects the Acquired Companies as compared to other Persons or businesses that operate in the industry in which the Acquired Companies operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred.
“Measurement Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.
“Mixed‑Use Contracts” has the meaning set forth in the Separation Agreement.
“Multiemployer Plan” means any employee benefit plan subject to ERISA that is described in Section 3(37) of ERISA.
“Non‑Recourse Person” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, accountants, attorneys, investment bankers, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, accountant, attorney, investment banker, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Objection Notice” is defined in Section 2.04(c).
“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body outside the United States.
“Other Indemnitor” is defined in 10.05(c).

“Outside Date” is defined in Section 9.01(c).
“Pending Claim” is defined in Section 11.07.
“Pension Plans” is defined in Section 5.14(a).
“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.
“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet delinquent or which are being contested in good faith if reserves with respect thereto are maintained on the Acquired Companies’ books in accordance with GAAP; (iii) landlord’s, mechanic’s, materialmen’s, and other similar or statutory Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith if reserves with respect thereto are maintained on the Acquired Companies’ books in accordance with GAAP; (iv) purchase money Liens and Liens securing payment obligations under lease arrangements; (v) Liens set forth on the Permitted Liens Schedule; (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business; (vii) easements, rights, covenants, conditions and restrictions of record; (viii) Liens arising in the ordinary course of business (including customer return rights and customer warranty claims) and not incurred in connection with the borrowing of money, (ix) Liens in the form of security deposits or otherwise collateralized with letters of credit or similar instruments, (x) rebates, refunds and other discounts to customers, and (xi) Liens that will be terminated in connection with or prior to the Closing.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Plans” is defined in Section 5.14(a).
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Income Tax Returns” is defined in Section 12.01(a).
“Pre-Closing Taxes” means Taxes of any Acquired Company for a Pre-Closing Tax Period.
“Pre‑Closing Tax Period” means any taxable period ending on or prior to the Closing Date.
“Purchase Price Adjustment Escrow Account” is defined in Section 2.03(d).
“Purchase Price Adjustment Escrow Amount” means an amount equal to $900,000.
“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.
“Purchaser” is defined above in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 2.04(g)(i).
“Purchaser Entity” means the Purchaser and each of its Affiliates, officers, directors, employees or agents.
“Purchaser Indemnified Parties” is defined in Section 11.02(a).
“Purchaser Payments” is defined in Section 7.04(b).
“R&W Insurance” means the insurance coverage provided pursuant to the R&W Insurance Policy.
“R&W Insurance Policy” means that certain representations and warranties insurance policy attached hereto as Exhibit B.
“Schedule” is defined in Article IV.
“Section 280G Payments” is defined in Section 7.04(a).
“Seller” is defined in the Preamble.
“Seller Adjustment Amount” is defined in Section 2.04(g)(ii).
“Seller Entities” means the Seller and each of its Subsidiaries (other than any of the Acquired Companies).
“Seller’s Tax Contest Claim” is defined in Section 12.05.
“Separation Agreement” means that certain Separation Agreement, dated as of February 15, 2019, by and among the Seller, Corenso Group Holdings Limited, a limited company formed under the laws of England and Wales, and the Company, as amended and supplemented by that certain Separation Closing Agreement, dated as of April 30, 2019, Seller, Corenso Group Holdings Limited, the Company and the other parties thereto.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares or stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Survival Expiration Date” is defined in Section 11.01.
“Target Shares” is defined in the Recitals.
“Target Working Capital” means $9,000,000.

“Tax” means any United States, federal, state, local or non‑U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, business license, employment, payroll, ad valorem, escheat/unclaimed property, alternative minimum, estimated or other similar tax, including any interest, penalty or addition thereto.
“Tax Contest Claim” is defined in Section 12.05.
“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority.
“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
“Transaction Deductions” means, without duplication, any items of loss or deduction for Income Tax purposes arising out of or related to (i) any compensatory payments made to employees or former employees of the Acquired Companies in connection with the transactions contemplated by this Agreement, (ii) the retirement or repayment of any Indebtedness of the Acquired Companies, (iii) the payment of any Transaction Expenses, and (iv) any other liabilities or expenses incurred by the Acquired Companies or that would otherwise result in a reduction in the amount of the Closing Cash Proceeds payable to the Seller hereunder.
“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Acquired Companies prior to Closing in connection with this Agreement or the transactions contemplated hereby or otherwise. Notwithstanding the foregoing, “Transaction Expenses” will exclude all costs, fees and expenses and payment obligations to the extent included in Indebtedness or the Closing Working Capital.
“Transfer Taxes” means any gross receipts, transfer, gains, real property transfer, sales, use, excise, stamp, conveyance and any other similar taxes applicable to, arising out of or imposed upon the transactions contemplated by this Agreement.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Union Backpay” means any unpaid backpay agreed by the Acquired Companies prior to the Measurement Time to be paid to any union employees as part of their 2019 union negotiations, as calculated using the same methodology as the Union Backpay exclusion from Working Capital on the Working Capital Schedule.
“Waived Benefits” is defined in Section 7.04(a).
“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.
“Welfare Plans” is defined in Section 5.14(a).

“Working Capital” means (i) only those specific line items designated as “current assets” on the Working Capital Schedule, minus (ii) only those specific line items designated as “current liabilities” on the Working Capital Schedule (as adjusted to remove Union Backpay from the calculation thereof), in each case, calculated in accordance with the Accounting Principles. The Working Capital Schedule sets forth the line items to be included in the calculation of Working Capital, the adjustment for Union Backpay and an illustrative example of the calculation of Working Capital as of 11:59 p.m. on New York time on March 31, 2019 (denoted as “Adjusted Working Capital” on the Working Capital Schedule).  Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Seller nor any other Person makes any representation or warranty, and will not incur any liability, in respect thereof.
1.02    Other Definitional Provisions.
(a)    Acquired Companies. All obligations and liabilities of the Acquired Companies contemplated by this Agreement or in connection herewith in respect of post-Closing periods shall be the obligations and liabilities of the Purchaser and its Subsidiaries and any reference to the Seller and its Subsidiaries or Affiliates in respect of post-Closing periods shall in no event include the Acquired Companies.
(b)    “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.
(c)    Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
(d)    Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.
(e)    “Including,” etc. The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.
(f)    “Or”. The word “or” is used in the inclusive sense of “or”.
(g)    “To the extent”. The phrase “to the extent” means the degree by which, and not “if.”
(h)    Internal References. References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.
(i)    Gender. References herein to any gender shall include each other gender.
(j)    Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(j) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.
(k)    Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(l)    Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including”.
(m)    Contract. References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto).
(n)    Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.
(o)    Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(p)    “Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and, unless expressly set forth otherwise, all payments made pursuant to this Agreement shall be in United States dollars.
ARTICLE II

PURCHASE AND SALE OF THE SECURITIES AND PURCHASED ASSETS
2.01    Purchase and Sale of the Target Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase, and the Seller shall sell to the Purchaser, all of the Target Shares, free and clear of all Liens other than with respect to applicable securities Laws.
2.02    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. Eastern Time (a) the fifth Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing), or (b) at such other place, time and date as may be mutually agreed in writing by the Seller and the Purchaser. The date and time of the Closing are referred to herein as the “Closing Date”.
2.03    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:
(a)    the Seller shall deliver to the Purchaser all of the certificates, if any, evidencing the Target Shares, accompanied by duly executed stock powers or other applicable forms of assignment and transfer;
(b)    the Purchaser shall deliver or cause to be delivered to the account(s) designated by Seller an amount equal to the Estimated Closing Cash Proceeds, by wire transfer of immediately available funds;
(c)    the Purchaser shall repay, or cause to be repaid, on behalf of the Acquired Companies, all amounts (if any) necessary to discharge fully the then‑outstanding balance of all Indebtedness identified in any payoff letter delivered in accordance with the Covenants Exception Schedule;

(d)     the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) and shall deliver the Indemnification Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Indemnification Escrow Account”) with each such account being established pursuant to the terms of the Escrow Agreement;
(e)    the Purchaser shall pay, on behalf of the Acquired Companies, all Transaction Expenses to each Person who is owed a portion thereof; and
(f)    the Purchaser, the Company and the Seller shall make such other deliveries as are required by Article III.
2.04    Closing Cash Proceeds Adjustment.
(a)    At least four (4) Business Day prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a good faith estimate of the Closing Cash Proceeds (the “Estimated Closing Cash Proceeds”), including each of the components thereof, based on the Acquired Companies’ books and records and other information then available.
(b)    As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of the Closing Cash Proceeds, including each of the components thereof, in each case in accordance with the definitions thereof. The Closing Statement shall be prepared, and Cash and the Closing Working Capital shall be determined, in accordance with the Accounting Principles.
(c)    The post‑Closing purchase price adjustment as set forth in this Section 2.04 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) for the Working Capital Schedule and used in determining the amount of the Target Working Capital, except for any differences between Closing Working Capital and Target Working Capital expressly described on the Working Capital Schedule; it being the intent of the parties hereto that the Closing Working Capital be calculated consistently with the Target Working Capital, except for any differences between Closing Working Capital and Target Working Capital expressly described on the Working Capital Schedule, in order to allow a meaningful comparison of the Closing Working Capital to the Target Working Capital.
(d)    The Purchaser and its Subsidiaries (including the Acquired Companies) shall (i) permit the Seller and its agents and advisors to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement and the Purchaser’s calculation of the Closing Cash Proceeds and provide the Seller with copies thereof (as reasonably requested by the Seller) and (ii) provide the Seller and its agents and advisors reasonable access to the Purchaser’s and its Subsidiaries’ (including the Acquired Companies) employees and advisors (including making the Acquired Companies’ chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of the Seller or its representatives). If the Seller disagrees with any part of the Purchaser’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheet, the Seller shall, within sixty (60) days after the Seller’s receipt of the Closing Statement and the Closing Balance Sheet, notify the Purchaser in writing of such disagreement by setting forth the Seller’s calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. In the event that the Purchaser and the Seller are unable to resolve all such disagreements within thirty (30) days after the Purchaser’s receipt of such Objection Notice, the Purchaser and the Seller shall submit such remaining disagreements to a nationally‑recognized accounting firm as is acceptable to the Purchaser and the Seller (the “Accounting Firm”).
(e)    The Accounting Firm shall make a final and binding determination with respect to (i) the Purchaser’s and the Seller’s compliance with this Section 2.04 and (ii) the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit C. The Purchaser and the Seller shall cooperate with the Accounting Firm during the term of its engagement and shall use reasonable best efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Accounting Firm shall consider only those items and amounts in the Purchaser’s and the Seller’s respective calculations of the Closing Cash Proceeds, including each of the components thereof, that are identified as being items and amounts to which the Purchaser and the Seller have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written materials submitted by the Purchaser and the Seller (i.e., not on independent review) and on the definitions included herein. The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.
(f)    The costs and expenses of the Accounting Firm in determining the Closing Cash Proceeds, including each of the components thereof, shall be borne by the Purchaser, on one hand, the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Purchaser claims the Closing Cash Proceeds are one thousand dollars ($1,000) less than the amount determined by the Seller, and the Seller contests only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Accounting Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Seller and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Accounting Firm’s determination of the Closing Cash Proceeds, (i) the Purchaser, on the one hand, and the Seller, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Accounting Firm and (ii) during the engagement of the Accounting Firm, the Accounting Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and the Seller, on the other hand. In connection with the Accounting Firm’s determination of the Closing Cash Proceeds, the Accounting Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.04(f), and taking into account all fees and expenses already paid by each of the Purchaser, on the one hand, and the Seller, on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Purchaser and the Seller, which such determination shall be conclusive and binding upon the parties hereto.
(g)    Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 2.04:
(i)    if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are less than the Estimated Closing Cash Proceeds, then the Purchaser and the Seller shall cause the Escrow Agent to: (A) pay to the Purchaser from the Purchase Price

Adjustment Escrow Funds, and to the extent the Purchase Price Adjustment Escrow Funds are insufficient, from the Indemnity Escrow Funds, an amount (which in no case shall exceed the amount of the Escrow Funds) (the “Purchaser Adjustment Amount”) equal to such deficiency, and (B) pay to the Seller an amount equal to the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and
(ii)    if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are greater than the Estimated Closing Cash Proceeds (the total amount of such excess, the “Seller Adjustment Amount”), then (A) the Purchaser shall pay or cause to be paid to the Seller an amount equal to the Seller Adjustment Amount and (B) the Purchaser and the Seller shall cause the Escrow Agent to pay to the Seller an amount equal to all of the Purchase Price Adjustment Escrow Funds.
(h)    All payments to be made pursuant to Section 2.04(g) shall (x) be treated by all parties for tax purposes as adjustments to the Closing Cash Proceeds and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the Seller, as applicable. The payments described in Section 2.04(g)(i) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 2.04.
2.05    Withholding. The Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person in such amounts as the Purchaser or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law; provided, that the Purchaser or such other Person shall provide the Seller with reasonable notice prior to withholding any amounts pursuant to this Section 2.05, and shall work in good faith with the Seller to minimize any such withheld amounts. To the extent that amounts are so withheld, such withheld amounts shall be timely paid over to the applicable Tax authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III

CONDITIONS TO CLOSING
3.01    Conditions to the Purchaser’s Obligation. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Closing:
(a)    each of the representations and warranties set forth in Article IV and Article V of this Agreement (without giving effect to any “Material Adverse Change” or similar materiality qualification therein), other than the Fundamental Bring-Down Representations, shall be true and correct as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change, (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Material Adverse Change);
(b)    the Fundamental Bring-Down Representations shall be true and correct in all respects as of the Closing Date except for any de minimis inaccuracies, except (i) for changes contemplated by this Agreement and (ii) for those representations and warranties which expressly relate to an earlier date

(in which case such representations and warranties shall have been true and correct in all respects as of such earlier date except for any de minimis inaccuracies);
(c)    the Company and the Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(d)    the Company shall have delivered to the Purchaser each of the following:
(i)    a certificate signed by an officer of the Company, in the form of Exhibit D-1, dated as of the Closing Date, certifying that the conditions specified in Sections 3.01(a), 3.01(b) and 3.01(c), in each case with respect to the Company, have been satisfied;
(ii)    a certificate signed by an officer of the Seller, in the form of Exhibit D-2, dated as of the Closing Date, certifying that the conditions specified in Sections 3.01(a), 3.01(b) and 3.01(c), in each case with respect to the Seller, have been satisfied; and
(iii)    the Company shall have delivered an affidavit in the form of Exhibit E stating that it is not and has not been a United States real property holding corporation, and in the form and substance required under Treasury Regulation §1.897‑2(h), together with evidence reasonably satisfactory to the Purchaser that it has provided notice to the United States Internal Revenue Service in accordance with the provisions of Treasury Regulation §1.897‑2(h)(2).
(e)    the Escrow Agreement shall have been executed by the Escrow Agent and the Seller and shall have been delivered to the Purchaser; and
(f)    there shall not have occurred a Material Adverse Change since the date of this Agreement.
3.02    Conditions to the Company’s and the Seller’s Obligations. The obligations of the Company and the Seller to consummate the Closing are subject to the satisfaction of the following conditions immediately prior to the Closing:
(a)    the representations and warranties set forth in Article VI shall be true and correct in all material respects as of the Closing;
(b)    the Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    the Purchaser shall have delivered to the Company and the Seller a certificate signed by an officer of the Purchaser in the form of Exhibit F, dated as of the Closing Date, certifying that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied; and
(d)    the Escrow Agreement shall have been executed by the Escrow Agent and the Purchaser and shall have been delivered to the Company and the Seller.
3.03    Conditions to All Parties’ Obligations. The obligation of each of the Company, the Seller and the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Closing:

(a)    the approvals and waiting periods under the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule shall have been received and remain in effect (in the case of approvals) or expired, waived or been terminated (in the case of waiting periods);
(b)    no final, binding and non‑appealable injunction, order, judgment, decision, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby;
(c)    the consent set forth on Schedule 3.03(c) shall have been obtained; and
(d)    this Agreement shall not have been terminated in accordance with Section 9.01.
3.04    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 3.01, 3.02 or 3.03, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Purchaser that the statements in this Article IV are true and correct, except as set forth in the Disclosure Schedules.
4.01    Authority, Validity and Effect. The Seller has all requisite corporate power and authority to enter into and perform the Seller’s obligations under this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Seller pursuant to all necessary corporate authorization and is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
4.02    Title to Target Shares. As of the date hereof, the Seller owns the Target Shares. At the Closing, Seller shall deliver to the Purchaser good and valid title to the Target Shares, free and clear of all Liens other than with respect to applicable securities Laws.
4.03    No Breach. Except for the requirements under the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule and as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby, or compliance by the Seller with any of the provisions hereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Seller under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Seller to make any material payment under, any provision of (i) the Seller’s certificates of formation or limited liability company agreement, (ii) any contract to which the Seller is party or bound, (iii) any outstanding judgment, order or decree applicable to the Seller or any of the material properties or assets of the Seller, or (iv) any applicable Law to which the Seller is subject, in each case which would adversely affect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.04    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller at law or in equity, or before or by any Governmental Body, which would adversely affect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.
4.05    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that the statements in this Article V are true and correct, except as set forth in the schedules accompanying this Article V (each, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this Article V; however, information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in this Article V, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
5.01    Organization and Corporate Power. The Company is duly formed and organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation, and has all requisite corporate (or comparable) power and authority to own and operate its respective properties and to carry on its respective businesses as now conducted. The Company is qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.
5.02    Subsidiaries. Except as set forth on the Acquired Companies Schedule, the Company does not own or hold the right to acquire any shares, stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity. Except as set forth on the Acquired Companies Schedule, the Company owns, directly or indirectly, of record and beneficially, all shares, capital stock and other equity interests in each of the Acquired Companies (other than the Company) purported to be owned by any Acquired Company (as set forth on the Acquired Companies Schedule), free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities Laws and, in the case of Crown Fibre Tube, agreements disclosed on the Disclosure Schedules), and all such shares, capital stock and other equity interests are validly issued, fully paid and non‑assessable (to the extent such concept is applicable to such shares, capital stock and other equity interests). The Acquired Companies Schedule sets forth each written agreement to which an Acquired Company (other than Crown Fibre Tube) is party with Crown Fibre Tube or any other shareholder of Crown Fibre Tube with respect to shares, capital stock and other equity interests of Crown Fibre Tube owned by such Acquired Company. Each of the Subsidiaries of the Company is duly incorporated, formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, and each of the Subsidiaries of the Company has all requisite corporate (or comparable) power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Subsidiaries of the Company is qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.
5.03    Authorization; No Breach.
(a)    The Company has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement that is to be executed by the Company, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to be executed by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Ancillary Agreements to be executed by the Company will be, at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Ancillary Agreements to be executed by the Company is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Ancillary Agreements to be executed by the Company when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
(b)    Except for the requirements under the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule and as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to be executed by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Acquired Companies with any of the provisions hereof or thereof, do not and will not materially conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of any of the Acquired Companies under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of any of the Acquired Companies to make any material payment under, any provision of (i)  any of the Acquired Companies’ articles of incorporation, by‑laws or other similar organizational governing documents, (ii) any contract required to be set forth on the Contracts Schedule, (iii) any outstanding judgment, order or decree applicable to any of the Acquired Companies or any of the material properties or assets of any of the Acquired Companies, or (iv) any applicable Law to which any of the Acquired Companies is subject.
5.04    Target Shares.
(a)    All of the Target Shares have been duly authorized and are validly issued and are owned by the Seller free and clear of all Liens other than with respect to applicable securities Laws. The Target Shares represent all of the issued and outstanding equity interests of the Company. Except as set forth on the Capitalization Schedule, there are no outstanding options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or securities containing any equity features of the Company, or contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional shares or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or other equity interests.

(b)    Except as set forth on the Capitalization Schedule, there are no securities or rights of any of the Acquired Companies, or contracts, commitments, understandings or arrangements by which any of the Acquired Companies is bound obligating any of the Acquired Companies to redeem or otherwise acquire any shares, shares of capital stock or other equity interests of the Acquired Companies. Except as set forth on the Capitalization Schedule, none of the Acquired Companies has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for shares or securities having the right to vote) with the share or equity holders of any of the Acquired Companies on any matter. Except as set forth on the Capitalization Schedule, there are no voting trusts or other agreements or understandings to which any of the Acquired Companies is a party with respect to the voting of the shares, shares of capital stock or other equity interests of the Acquired Companies.
5.05    Financial Statements; Indebtedness.
(a)    Attached to the Financial Statements Schedule are: (a) the unaudited consolidated balance sheet of the Acquired Companies as of March 31, 2019 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and loss and cash flows of the Acquired Companies for the three‑month period then ended, and (b)  the unaudited consolidated balance sheet of the Acquired Companies for the fiscal years ended December 31, 2017 and December 31, 2018 and the related unaudited consolidated statements of income and loss and cash flows of the Acquired Companies for the fiscal years then ended (clauses (a) and (b), collectively, the “Financial Statements”). The Financial Statements have been based upon the information contained in the Acquired Companies’ books and records and present fairly in all material respects the assets, liabilities, revenues and expenses set forth thereon as of the times and for the periods referred to therein in accordance with GAAP, except for (i) the absence of footnote disclosures and other presentation items, (ii) changes resulting from normal year‑end adjustments and (iii) certain assets, liabilities, revenues and expenses that have been prepared using an allocation methodology and do not reflect such assets, liabilities, revenues or expenses as would be reflected for the Business on a stand-alone basis, including after giving effect to the covenants and agreements of the parties contained herein and such methodology does not materiality differ from GAAP.
(b)    The Acquired Companies do not have any liabilities that would be required under GAAP to be reflected or reserved against on the Latest Balance Sheet, in each case other than liabilities (i) that are taken into account in calculating the Closing Cash Proceeds as finally determined pursuant to Section 2.04, (ii) liabilities related to the Business set forth or reflected on the Latest Balance Sheet or disclosed in the notes thereof or in the notes to the other Financial Statements, (iii) liabilities related to the Business that have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (iv) liabilities for which the Purchaser or any Acquired Company has agreed to be responsible pursuant to this Agreement or any of the Ancillary Agreements and (v) liabilities disclosed on the Disclosure Schedules.
(c)    The Indebtedness Schedule sets forth, as of the date of this Agreement, a description of the type of Indebtedness of the Acquired Companies, all other parties to such Indebtedness and the balance due on such Indebtedness. The “Closing Date” as defined in the Deed of Release has occurred.
5.06    No Material Adverse Change; Absence of Certain Developments.
(a)    Except as set forth on the Developments Schedule, since the date of the Latest Balance Sheet through the date of this Agreement, there has not been any Material Adverse Change.

(b)    Except as set forth on the Developments Schedule, except in connection with the transactions contemplated by this Agreement, none of the Acquired Companies has engaged in any material transaction that was not in the ordinary course of business. Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except in connection with the transactions contemplated by this Agreement, since the date of the Latest Balance Sheet through the date of this Agreement, none of the Acquired Companies has taken any action that would have been prohibited by Section 7.01(b) if it had been taken after the date hereof and prior to the Closing Date.
5.07    Title to Properties.
(a)    Each of the Acquired Companies owns valid title to, or hold a valid leasehold interest in, all of the material tangible personal property used by them in the conduct of the Business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.
(b)    Except as set forth on the Owned Real Property Schedule, as of the date hereof, none of the Acquired Companies owns any real property. With respect to each parcel of real property listed on the Owned Real Property Schedule and other than as set forth on such Schedule: (i) either the Company or one of its Subsidiaries owns good and valid title to such parcel of real property, free and clear of all Liens, other than (A) real estate Taxes and installments of special assessments not yet delinquent, (B) utility easements, building restrictions, zoning restrictions and other easements and restrictions which are not violated by existing usage of and improvements on such property, (C) matters which would be disclosed by an accurate survey of each parcel of real property, (D) public roads and highways, (E) other encumbrances and exceptions set forth on the Owned Real Property Schedule, and (F) Permitted Liens; (ii) there are no leases, subleases, licenses, concessions or other agreements entered into by the Company granting to any party or parties the right of use or occupancy of any portion of such parcel of real property other than those constituting Permitted Liens; and (iii) there are no outstanding options or rights of first refusal granted by the Company or any of its Subsidiaries to purchase such parcel of real property, any portion thereof or interest therein.
(c)    The Leased Real Property Schedule contains a list of all real property leased by each of the Acquired Companies as of the date hereof (the “Leased Real Property”). The Acquired Companies have delivered to the Purchaser a true and complete copy of the underlying lease in the Company’s possession or control with respect to each parcel of Leased Real Property (each, a “Lease”). Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (i) either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by any Acquired Company (in accordance with the terms of such Leases, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of the parties thereto generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)); (ii) none of the Acquired Companies have received notice of any existing material defaults thereunder by such Acquired Company (as applicable) nor, to the knowledge of the Company, are there any existing material defaults by the lessor thereof; and (iii) to the knowledge of the Company, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any of the Acquired Companies (as applicable) or, to the knowledge of the Company, any other party thereto.
5.08    Sufficiency. Except for (a) assets disposed of in the ordinary course of business, (b) assets to be made available to any of the Acquired Companies pursuant to this Agreement or the Separation Agreement, (c) Mixed‑Use Contracts, and (d) Section 10.05, assuming receipt of all consents, approvals and authorizations as contemplated by the Authorization Schedule, the assets owned by the Acquired

Companies will be all of the material assets used in the operation of the Business as of the date of the Latest Balance Sheet; provided, however, that the foregoing shall not be deemed to constitute a representation or warranty as to the adequacy of the amounts of Cash or Working Capital.
5.09    Tax Matters. Except as set forth on the Taxes Schedule: (a) each of the Acquired Companies has filed all material Tax Returns that are required to be filed by them; (b) all Taxes due and owing by the Acquired Companies (determined after taking into account any net operating loss, Tax credit, Tax basis or other Tax attributes available to the Acquired Companies) have been fully paid or properly accrued; (c) all Taxes which any of the Acquired Companies is obligated to withhold from amounts owing to any employee, creditor or third‑party have been fully paid or properly accrued; (d) within the past three years, no written claim has been made by an authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns, that any of the Acquired Companies is or may be subject to taxation by that jurisdiction; (e) no deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any taxing authority of any Governmental Body against any of the Acquired Companies; (f) none of the Acquired Companies has consented to extend the time in which any Income Tax or other Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect; (g) there are no ongoing or pending Tax audits by any taxing authority of any Governmental Body against any of the Acquired Companies; (h) none of the Acquired Companies is a party to or bound by, or has any obligation under any Tax or other Tax allocation, sharing, or indemnity agreement or arrangement (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes); (i) within the past two years, none of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361; (j) none of the Acquired Companies is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011‑4(b)(2) or a “reportable transaction” within the meaning of Reg. § 1.6011-4(b)(1); (k) none of the Acquired Companies will be required to include any item of income (or exclude any item of deduction) in any taxable period or portion thereof beginning after the Closing Date as a result of (A) a Code § 481(a) adjustment for an accounting method change made prior to the Closing for a taxable period ending on or prior to the Closing Date or (B) a transaction occurring before Closing reported under the installment method of accounting or as an open transaction for United States federal income Tax purposes; (l) all related party transactions involving any Acquired Company has been in all material respects on an arms' length basis in accordance with Code § 482, or any United States, federal, state, local or municipal law equivalent; (m) no Acquired Company has an office or a fixed place of business, or has conducted a trade or business through a permanent establishment (within the meaning of any applicable Tax treaty) in each case, in a country other than the United States; (n) all Acquired Companies have collected all material sales and use, value added and goods and services and similar taxes required to be collected, and has remitted such amounts to the appropriate Tax authority; and (o) all Acquired Companies have either, in accordance with applicable Law, (A) timely filed or caused to be filed with the appropriate tax or governmental authority, as applicable, all unclaimed property reports required to be filed and has remitted to the appropriate Tax or Governmental Body, as applicable, all unclaimed property required to be remitted, or (B) timely delivered or timely paid all unclaimed property to its original or proper recipient.
5.10    Contracts and Commitments.
(a)    Except as set forth on the Contracts Schedule, none of the Acquired Companies is, as of the date hereof, a party to any: (i) collective bargaining agreement; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 5.14 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer or individual employee on a full‑time basis providing for base compensation in excess of $150,000 per annum; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Acquired Companies; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000; (viii) lease or agreement under which it is lessor of or permits any third‑party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000; (ix) other than purchase orders entered into in the ordinary course of business, any contracts with any customers or suppliers of the Business, in each case involving consideration in excess in excess of $250,000; (x) contracts pursuant to which any of the Acquired Companies grants to a third‑party, or a third‑party grants to any of the Company or any of their Acquired Companies, a license to any Intellectual Property, in each case involving consideration in excess of $100,000 per annum, other than (A) contracts for the license of commercially available, off‑the‑shelf software and (B) contracts for the non‑exclusive license of Intellectual Property in the ordinary course of business; (xi) contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the past three (3) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business; (xii) contracts granting a power of attorney, revocable or irrevocable, to any person for any purpose other than in the ordinary course of business, (xiii) distributor or sales representative contracts that are not terminable by an Acquired Company at will or by giving a notice of sixty (60) days or less without cost or penalty, and (xiv) contracts with the Seller or its Affiliates (excluding the Acquired Companies).
(b)    Each of the contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is the legal, valid and binding obligation of either the Company or a Subsidiary of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms. Except as set forth on the Contracts Schedule, no Acquired Company is in material default under any contract listed on the Contracts Schedule, and, to the knowledge of the Company, the other party to each of the contracts listed on the Contracts Schedule is not in material default thereunder. To the knowledge of the Company, (i) no party to any contract listed on the Contracts Schedule has exercised any termination rights with respect thereto, and (ii) no party has given notice of any material dispute with respect to any contract listed on the Contracts Schedule. The Company has made available to the Purchaser true and correct copies of each contract listed on the Contracts Schedule, together with all amendments, modifications or supplements thereto.
5.11    Intellectual Property. All registered Trademarks and applications to register Trademarks, patents and patent applications and registered copyrights and applications to register copyrights owned by, and Internet domain names registered to, any of the Acquired Companies as of the date hereof are set forth on the Intellectual Property Schedule (collectively, the “Company Intellectual Property”). Except as set forth on the Intellectual Property Schedule: (a) the Acquired Companies, taken as a whole, own or are the registrants of all of the Company Intellectual Property indicated on the Intellectual Property Schedule as being owned by such entity, free and clear of all Liens (other than Permitted Liens); (b) the operation of the business of the Acquired Companies as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any other Person in any material respect; (c)  to the knowledge of the Company, none of the Acquired Companies is currently infringing or misappropriating the material Intellectual Property of any other Person; and (d) to the knowledge of the Company, there is not currently any infringement or misappropriation by any other Person of any material Company Intellectual Property.
5.12    Litigation. Except for as set forth on the Litigation Schedule, there are no material actions, suits or proceedings pending or, to the knowledge of the Company, expressly threatened in writing against any of the Acquired Companies, at law or in equity, or before or by any Governmental Body as of the date hereof. Except as set forth on the Litigation Schedule, none of the Acquired Companies is subject to any outstanding judgment, order or decree of any Governmental Body as of the date hereof.

5.13    Governmental Consents. Except for the requirements of the HSR Act and any Other Antitrust Regulations that are required for the consummation of the transactions contemplated hereby and set forth on the Governmental Consents Schedule, no authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Ancillary Agreements to be executed by the Company or the consummation by the Company of any other transaction contemplated hereby.
5.14    Employee Benefit Plans.
(a)    Except as listed on the Employee Benefits Schedule, none of the Acquired Companies sponsors, maintains or contributes to any (i) nonqualified deferred compensation or retirement plans, (ii) qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA, whether or not subject to ERISA), (iii) qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA, whether or not subject to ERISA) (the plans described in the foregoing clauses (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA, whether or not subject to ERISA) (the “Welfare Plans”), or (v) Multiemployer Plans. The Pension Plans and the Welfare Plans are collectively referred to herein as the “Plans”; provided, however, that the term “Pension Plan,” “Welfare Plan” or “Plan” shall not include any governmental or statutory benefit plans and plans, programs, policies, or agreements required to be maintained by applicable Law or are maintained by any Governmental Body or any Multiemployer Plan. Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter or opinion letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans comply in form and in operation in all material respects with their terms and the requirements of the Code and ERISA and other applicable Law.
(b)    With respect to the Plans, except as would not result in material liability to any of the Acquired Companies, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the knowledge of the Company, threatened, other than routine claims for benefits, (iii) neither the Company nor, to the knowledge of the Company, any other person has engaged in a non-exempt “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed. Except as would not result in material liability to any of the Acquired Companies, the Acquired Companies have made all required contributions to each Multiemployer Plan.
(c)    None of the Acquired Companies has, nor, to the knowledge of the Company, have any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject any of the Acquired Companies or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.
(d)    Except as set forth on the Employee Benefits Schedule, no Pension Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and none of the Acquired Companies has incurred or reasonably expects to incur any liability on account of any such plan.
(e)    Except as set forth on the Employee Benefits Schedule, none of the Acquired Companies contributes to or has any liability with respect to any Multiemployer Plan, and with respect to each Multiemployer Plan, no withdrawal liability (within the meaning of Section 4201 of ERISA) has been assessed against any Acquired Company for which any liability remains outstanding, and no complete withdrawal (within the meaning of Section 4203 of ERISA) or partial withdrawal (within the meaning of Section 4205 of ERISA) by any Acquired Company is reasonably expected to occur.
(f)    Except as set forth on the Employee Benefits Schedule or as required pursuant to the terms of any collective bargaining agreement or applicable law, none of the Welfare Plans obligates any of the Acquired Companies to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with any of the Acquired Companies, other than continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.
5.15    Insurance. The Insurance Schedule sets forth each insurance policy maintained by each of the Acquired Companies as of the date hereof on their properties, assets, products, business or personnel with respect to the policy period that includes the date of this Agreement (the “Insurance Policies”). None of the Acquired Companies is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion.
5.16    Environmental Matters. Except as set forth on the Environmental Matters Schedule:
(a)    The Acquired Companies are in compliance and have been since January 1, 2014 in all material respects with all Environmental Laws applicable to their operations as currently conducted and their occupancy of the real property listed on the Leased Real Property Schedule;
(b)    None of the Acquired Companies has during the past five (5) years received written notice from any Governmental Body regarding any actual or alleged violation of any Environmental Laws applicable to its operations at the real property listed on the Leased Real Property Schedule;
(c)    None of the Acquired Companies is subject to any current or, to the knowledge of the Company, threatened, claim, order, directive or complaint asserting a material remedial obligation or liability under Environmental Laws with respect to conditions at any of the real property listed on the Leased Real Property Schedule, the subject of which notice is unresolved;
(d)    No Acquired Company is subject to any outstanding decree, judgment, injunction or order issued by a Governmental Body pursuant to any applicable Environmental Law that would reasonably be expected to result in a Material Adverse Change; and
(e)    No conditions of hazardous substance contamination caused or created by an Acquired Company exists on or under any of real property listed on the Leased Real Property Schedule that are required to be investigated, remediated or monitored by any Acquired Company under Environmental Laws.
5.17    Affiliated Transactions. Except for Mixed‑Use Contracts, any assets, property, services or rights to be made available to the Acquired Companies pursuant to the Separation Agreement, and employment relationships, the provision of compensation and benefits to employees in the ordinary course of business, except as set forth on the Affiliated Transactions Schedule, to the knowledge of the Company, no officer, director, manager or Affiliate of any of the Acquired Companies (other than the Acquired Companies) is a party to any agreement or contract that is still in effect with any of the Acquired Companies or has any ownership interest in any material property owned by any of the Acquired Companies.

5.18    Brokerage. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any of the Acquired Companies.
5.19    Permits; Compliance with Laws.
(a)    Except as set forth on the Permits Schedule, each of the Acquired Companies holds and is in compliance, in all material respects, with all material Permits which are required for the operation of the Business by the Acquired Companies as presently conducted. None of the Acquired Companies have received written notice of any proceedings pending or, to the knowledge of the Company, none of the Acquired Companies have received written notice of any proceedings, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Acquired Companies as presently conducted.
(b)    Except as set forth on the Compliance with Laws Schedule, (i) the Acquired Companies comply, in all material respects, with all Laws applicable to the Business as currently operated, and (ii) none of the Acquired Companies has, during the past three (3) years, received any written notice of any action or proceeding against it alleging any material failure to comply with any applicable Law.
5.20    International Trade Compliance. Except as set forth on the International Trade Compliance Schedule, the Acquired Companies have complied, in all material respects, with the applicable Export Administration Regulations, the applicable International Traffic in Arms Regulations, the applicable statutes, regulations, and Executive Orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, the Foreign Corrupt Practices Act, and the applicable U.S. import laws administered by U.S. Customs and Border Protection.
5.21    Employees. Except as set forth on the Contracts Schedule, none of the Acquired Companies is party to or bound by any collective bargaining agreement with any labor organization. Except as set forth on the Employees Schedule: (a) to the knowledge of the Company, there are and within the past two (2) years have been no union organizing activities involving employees of the Acquired Companies; (b) there are no pending or, to the knowledge of the Company, overtly threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred within the past two (2) years; and (c) within the past two (2) years, none of the Acquired Companies has committed a material unfair labor practice, and there are no pending or, to the knowledge of the Company, overtly threatened, unfair labor practice charges or complaints against any of the Acquired Companies. In the last two (2) years, none of the Acquired Companies has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN.
5.22    Inventory. All inventory of the Acquired Companies set forth on the Latest Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Companies free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.
5.23    Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Acquired Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Acquired Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Acquired Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
5.24    Books and Records. The stock records of the Acquired Companies, all of which have been made available to Purchaser, are complete and correct in all material respects. The minute books of the Acquired Companies since January 1, 2015 (or in the event of any Acquired Company formed or acquired, directly or indirectly, by the Company after January 1, 2015, such later date of formation or acquisition), all of which have been made available to Purchaser, contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors or board of managers and any committees of the board of directors or managers of the Acquired Companies, in each case, since January 1, 2015 (or in the event of any Acquired Company formed or acquired, directly or indirectly, by the Company after January 1, 2015, such later date of formation or acquisition), and no meeting, or action taken by written consent, of any such stockholders, partners, board of directors, board of managers, or committee has been held since January 1, 2015 (or in the event of any Acquired Company formed or acquired, directly or indirectly, by the Company after January 1, 2015, such later date of formation or acquisition) for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.
5.25    Bank Accounts. The Bank Accounts Schedule sets forth a list of (a) each bank or similar financial institution with which any Acquired Company has an account or safe deposit box and the numbers of such accounts or safe deposit boxes maintained by such Acquired Company, and (b) the names of all Persons authorized to draw on each such account or to have access to each such safe deposit box.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company and the Seller that:
6.01    Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina, with full power and authority to execute and deliver this Agreement and each Ancillary Agreement that is to be executed by the Purchaser and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
6.02    Authorization. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements that are to be executed by the Purchaser by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Ancillary Agreements that are to be executed by the Purchaser will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser, and assuming that each of this Agreement and the Ancillary Agreements that are to be executed by the Purchaser is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Ancillary Agreements that are to be executed by the Purchaser when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
6.03    No Violation. The Purchaser is not subject to or obligated under its governing documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement and the Ancillary Agreements that are to be executed by the Purchaser.
6.04    Governmental Bodies; Consents. Except for the requirements of the HSR Act, the Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. No fact or circumstance exists, including any possible other transaction under consideration by the Purchaser (or its Affiliates), that would reasonably be expected to prevent or delay (a) the filings or approvals required under the HSR Act or (b) any filings or approvals required under Other Antitrust Regulations (a “Competitive Transaction”).
6.05    Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, overtly threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.
6.06    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.
6.07    Investment Representation. The Purchaser is acquiring the Target Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.
6.08    Financial Ability. Purchaser has, and will have available at Closing, cash or other sources of immediately available funds sufficient to complete the transactions contemplated by this Agreement and to pay all fees and expenses required to be paid by or on behalf of Purchaser in connection with the transactions contemplated by this Agreement. Purchaser understands and acknowledges that the obligations of Purchaser to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangement, Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser.
6.09    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including the Financing), the Acquired Companies will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Acquired Companies will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies.

6.10    R&W Insurance Policy. The Purchaser has conditionally bound the R&W Insurance Policy in the form attached hereto as Exhibit B on the terms and conditions thereof.
ARTICLE VII

COVENANTS OF THE SELLER AND THE COMPANY
7.01    Conduct of the Business.
(a)    From the date hereof until the Closing or the earlier termination of this Agreement, the Company shall use commercially reasonable efforts to conduct its and the Acquired Companies’ businesses in the ordinary course of business, except (i) as otherwise contemplated by this Agreement, (ii) as set forth on the Covenants Exceptions Schedule or (iii) as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned).
(b)    From the date hereof until the Closing or the earlier termination of this Agreement, except (i) as otherwise contemplated by this Agreement, (ii) as set forth on the Covenants Exceptions Schedule or (iii) as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the other Acquired Companies to:
(i)    not (A) amend or propose to amend the respective certificates of incorporation or articles of association or bylaws or other organizational documents of the Acquired Companies in any manner or (B) split, combine or reclassify the shares, capital stock or other equity interests of the Acquired Companies;
(ii)    not issue, sell, pledge, transfer, or dispose of, or agree to issue, sell pledge, transfer or dispose of, any shares, shares of capital stock or other equity interests of any of the Acquired Companies or issue any shares, shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued shares, capital stock or other equity interests of the Acquired Companies (other than this Agreement and the Ancillary Agreements), or grant any stock appreciation or similar rights;
(iii)    not (A) grant to any employee of any of the Acquired Companies any material increase in compensation or benefits, except (1) for pay increases, promotions, and bonuses made in the ordinary course of business or (2) as may be required by applicable Law or the terms of any Plan, Multiemployer Plan, contract or collective bargaining agreement; (B) modify, establish, terminate or withdraw from any Plan (or any arrangement that would constitute a Plan, if adopted) or Multiemployer Plan, except (1) to the extent required by Law or the terms of any Plan, contract, or collective bargaining agreement or (2) as would be in the ordinary course of business; (C) terminate the employment of any employee in the position of vice president or above, other than for cause; or (D) implement any employee layoffs in violation of the WARN Act;
(iv)    not sell, lease, transfer, or otherwise dispose of, any material property or material assets owned by any of the Acquired Companies, except for (A) the sale, lease, transfer or disposition of inventory or obsolete machinery, equipment, or other assets in the ordinary course of business, (B) as to the Leased Real Property, the exercise of any of the Acquired Companies’ rights and remedies under any Lease, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property, or the sublease of any portion of such Leased Real Property which is not then required for the operation of the Business as operated by the Acquired Companies as of the date hereof (provided that any such subletting is not in default of the terms and conditions of any Lease), and (C) the expiration of Intellectual Property in accordance with its statutory terms;
(v)    except for amendments in the ordinary course of business or renewal negotiations for any collective bargaining agreements which are currently expired or scheduled to expire within ninety (90) days of the Closing Date, not amend or terminate (except for a termination resulting from the expiration of a contract in accordance with its terms) any contract listed on the Contracts Schedule;
(vi)    not acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
(vii)    except in accordance with the capital budget of the Acquired Companies or as required to repair or service any property, plant or equipment, not commit or authorize any commitment to make any capital expenditures after the Closing Date in excess of $500,000 in the aggregate in any fiscal quarter;
(viii)    not make any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;
(ix)    not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by any of the Acquired Companies (A) to any of their respective Subsidiaries, (B) to any employee in connection with travel, entertainment and related business expenses or other customary out‑of‑pocket expenses in the ordinary course of business or (C) in the ordinary course of business to any material customer, distributor, licensor, supplier or other Person with which any of the Acquired Companies has significant business relations;
(x)    not (A)  change any annual Income Tax accounting period, or (B)  change any material method of Income Tax accounting, in each case, except as required by applicable Law; and
(xi)    not authorize, or commit or agree to take any action described in this Section 7.01(b).
7.02    Access to Books and Records. From the date hereof until the Closing or the earlier termination of this Agreement, the Company, consistent with applicable Law, shall provide the Purchaser and its authorized representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records of the Acquired Companies in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Acquired Companies; provided, that such access does not unreasonably interfere with the normal operations of the Acquired Companies; provided, further, that all requests for access shall be directed to David Walton (as representative for the Company) or such other person(s) as David Walton from the Company (as representative for the Company) may designate from time to time; and provided, further, that such access shall not extend to any (i) sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media of the sort generally referred to as a “Phase II”

environmental investigation, (ii) trade secrets or other competitively sensitive information or (iii) any information that is subject to any applicable confidentiality restrictions or attorney‑client, work product or other privilege. None of the Acquired Companies nor the Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02, and the Purchaser may not rely on the accuracy of any such information, in each case, other than to the extent provided in the representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV and Article V, respectively, as qualified by the Disclosure Schedules. The information provided pursuant to this Section 7.02 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.
7.03    Regulatory Filings. In addition to the obligations set forth in Section 8.01, the Company shall (a) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Acquired Companies (other than the HSR Act or any Other Antitrust Regulations) required for the consummation of the transactions contemplated herein, and (b) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.
7.04    Section 280G.
(a)    Each of the Acquired Companies shall obtain, prior to the initiation of the equityholder approval procedure described in Section 7.04(c), from each Person to whom any payment or benefit is required or proposed to be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of any of the Acquired Companies in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder.
(b)    In connection with the foregoing, the Purchaser shall provide the Seller with information and documents necessary to allow the Acquired Companies to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by the Purchaser or any of its respective Affiliates (“Purchaser Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least ten (10) Business Days prior to the Closing Date (and shall further provide any such updated information as is necessary prior to the Closing Date).
(c)    Prior to the Closing, each of the Acquired Companies shall obtain the approval by such number of equityholders of the Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q‑7 of Section 1.280G‑1 of such Treasury Regulations, of the right of each Person described in Section 7.04(a) to receive or retain, as applicable, such Person’s Waived Benefits, provided that in no event shall this Section 7.04 be construed to require the Company or any of the other Acquired Companies to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company, such Acquired Company or any other Person, and in no event shall the Company or any of the other Acquired Companies be deemed in breach of this Section 7.04 if any such Person refuses to waive any such rights or if the equityholders fail to approve any Waived Benefits.

(d)    Notwithstanding anything to the contrary in this Section 7.04 or otherwise in this Agreement, to the extent the Purchaser has provided misinformation, or the Purchaser’s omission of information has resulted in misinformation, with respect to any Purchaser Payments, (i) there shall be no breach of the representation contained in Section 5.09 or the covenant contained herein and (ii) for all purposes of this Agreement, including the calculation of any Taxes pursuant to Article XII, no payment by, or benefit provided to, any “disqualified individual” with respect to whom such misinformation or omission was provided shall be a “parachute payment” under Section 280G(b) of the Code.
7.05    Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Company shall not, and shall cause the other Acquired Companies not to, take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and representatives) concerning any purchase of the Target Shares or any merger, sale of substantial assets or similar transaction involving any of the Acquired Companies (other than assets sold in the ordinary course of business).
7.06    Further Assurances. On the terms and subject to the conditions of this Agreement, the Seller will use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary to promptly satisfy the conditions to the Closing (and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing).
ARTICLE VIII

COVENANTS OF THE PURCHASER
8.01    Antitrust Notification.
(a)    The Seller and the Purchaser shall file with the United States Federal Trade Commission and the United States Department of Justice, as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act , which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. The Purchaser shall file with any other Governmental Body, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, any other filings (including any pre‑notification draft), reports, information and documentation as may be required for the transactions contemplated hereby pursuant to any Other Antitrust Regulations. Each of the Seller, the Company and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. The Purchaser shall be responsible for all filing fees payable in connection with the filings described in the first two sentences of this Section 8.01(a).
(b)    The Seller, the Company and the Purchaser shall: (i) use their reasonable best efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any material communications with, and any material inquiries or requests for additional information from any Governmental Body; and (iii) comply promptly with any such material inquiry or request and supply to any Governmental Body without undue delay any additional information requested. The Purchaser agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties hereto to expeditiously close the transactions contemplated hereby (and for the avoidance of doubt, so as to avoid an in depth or second phase review by the relevant Governmental Body) including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Body and, at the request of the Company, the Purchaser and its Affiliates shall be obligated to contest, administratively or in court, any ruling, order, or other action of any Governmental Body or any other Person respecting the transactions contemplated by this Agreement. Prior to the Closing, the Purchaser shall not, and shall cause its Affiliates not to, undertake any Competitive Transaction.
(c)    The parties hereto commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Regulations at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Purchaser shall participate in any meeting or material discussion with any Governmental Body with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of the Purchaser or the Company, shall be limited to outside antitrust counsel only). The Company and the Purchaser shall each approve the content of any filings (as contemplated by Section 8.01(a)), material communications, presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission, provided that such materials may be redacted to (A) remove references to commercially or competitively‑sensitive information, and (B) address reasonable attorney‑client privilege or confidentiality concerns.
8.02    Continuing Confidentiality. The Purchaser shall remain bound by that certain Confidentiality Agreement, dated as of September 6, 2018, by and between the Purchaser and the Seller (the “Confidentiality Agreement”), and it shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser’s representatives or financing sources. Without limiting the generality of the foregoing, the Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, employee (other than David Walton), customer, supplier, distributor or other material business relation of any of the Acquired Companies or any of the Seller Entities prior to the Closing without the prior written consent and coordination of David Walton (as representative for the Company). Notwithstanding the foregoing, upon the request of Seller, the Purchaser shall participate in one or more meetings and conversations with the contractual counterparty set forth on Schedule 3.03(c) and its Affiliates and its and their representatives (the “3.03(c) Parties”) and shall provide such information as any of such 3.03(c) Parties may reasonably request in connection with such request. Prior to the Closing, the Purchaser shall keep the Seller apprised of the status of any material communications with, and any material inquiries or requests for additional information from, any of such 3.03(c) Parties and shall not participate in any meeting or material discussion with any of such 3.03(c) Parties without giving the Seller prior notice of the meeting or discussion and the opportunity to attend and participate in such meeting or discussion.
8.03    Payments to Certain Individuals. In order to ensure compliance with applicable Tax withholding requirements, any payments made hereunder to any individual employed by any of the Acquired Companies shall, at the request of the Seller, be made through the payroll processing system of Acquired Companies.

8.04    Further Assurances. On the terms and subject to the conditions of this Agreement, the Purchaser will use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary to satisfy the conditions to the Closing (and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing).
ARTICLE IX

TERMINATION
9.01    Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:
(a)    by mutual written consent of the Purchaser, on the one hand, and the Company and the Seller, on the other hand;
(b)    by the Purchaser or by the Seller by written notice to the other upon the issuance by any Governmental Body of any injunction, order, judgment, decision, decree or ruling which renders the condition set forth in Section 3.03(b) incapable of being satisfied; provided, that no termination may be made under this Section 9.01(b) if issuance of such injunction, order, judgement, decision, decree or ruling has been primarily caused by the action or inaction of the terminating party;
(c)    by the Purchaser or by the Seller by written notice to the other if the Closing shall not have occurred on or before November 17, 2020 (the “Outside Date”); provided, however, that no termination may be made under this Section 9.01(c) by any party who has materially breached this Agreement so as to have caused the Closing not to occur by such date;
(d)    by the Purchaser, if the Purchaser is not then in material breach of this Agreement, by written notice to the Seller, upon a breach of any covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty contained in Article IV or Article V shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.01(a), Section 3.01(b) or Section 3.01(c) would not be satisfied; provided, however, that, if such breach is curable through the exercise of reasonable best efforts and for so long as the Seller or the Company continue to exercise such reasonable best efforts, the Purchaser may not terminate this Agreement under this Section 9.01(d);
(e)    by the Company or the Seller, if such party is not then in material breach of this Agreement, by written notice to the Purchaser, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.02(a) or Section 3.02(b) would not be satisfied; provided, however, that, if such breach (other than breach or failure to close when required pursuant to Section 2.02) is curable by the Purchaser through the exercise of reasonable best efforts and for so long as the Purchaser continues to exercise such reasonable best efforts, the Seller and the Company may not terminate this Agreement under this Section 9.01(e);
9.02    Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than Article I (to the extent applicable to the other surviving sections hereof), Section 8.02, this Section 9.02, Section 10.01, Section 13.01, Section 13.02, Section 13.03, Section 13.08, Section 13.10, Section 13.11, Section 13.13, Section 13.15, Section 13.16 (to the extent applicable to the other surviving sections hereof), Section 13.17 and Section 13.18, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages (including expectancy damages and loss of benefit of the bargain damages) resulting from any willful breach by such party of this Agreement. For purposes of clarification, the parties hereto agree that if the Purchaser does not close the transactions contemplated hereby when required pursuant to Section 2.02, such failure or refusal to close shall be deemed to be a willful breach of this Agreement by the Purchaser. In no event will any party’s rights to damages after termination of this Agreement be limited, barred or prejudiced by any action, suit, claim, investigation or proceeding for injunction, specific performance or other equitable relief as provided in Section 13.16 nor shall this Section 9.02 serve as any limitation on the rights of the Seller or the Company under Section 13.02 or for breach of the Confidentiality Agreement.
ARTICLE X

ADDITIONAL AGREEMENTS AND COVENANTS
10.01    Acknowledgements by the Purchaser.
(a)    The Purchaser and its representatives (a) have had access to and the opportunity to review all of the documents in the Project Conan data room maintained by Merrill Corporation behalf of the Company, and (b) has been afforded full access to the books and records, facilities and officers, directors, employees and other representatives of the Acquired Companies for purposes of conducting a due diligence investigation with respect thereto. The Purchaser and each of its Non-Recourse Persons have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of each of the Acquired Companies and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser and each of its Non-Recourse Persons (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Seller expressly and specifically set forth in Article IV and the Company expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Company or the Seller or any of their respective Non-Recourse Persons as to any matter concerning any of the Acquired Companies or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Persons in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser or any of its Non-Recourse Persons in any “data rooms” or presentations, including “management presentations”). In connection with the transactions contemplated hereby, the Purchaser has been represented by, and adequately consulted with, legal counsel of its choice and the Purchaser and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 10.01.
(b)    The representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV and Article V, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Seller or any of their respective Non-Recourse Persons as to any matter concerning the Acquired Companies or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Persons in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser or any of its Non-Recourse Persons in any “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Seller, the Seller and each of their respective Non-Recourse Persons and (i) each of the Purchaser and its Non-Recourse Persons has relied and will only rely on the representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV and Article V, respectively, (ii) each of the Purchaser and its Non-Recourse Persons hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied on any other representations, warranties or statements (including by omission on any basis or theory whatsoever (including in contract, tort or equity, on public policy grounds, under securities laws or otherwise)), and (iii) none of the Purchaser or any of its Non-Recourse Persons shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission). The Purchaser is otherwise acquiring the Acquired Companies, their joint ventures and their respective businesses on an “AS IS, WHERE IS” basis. Without in any way limiting the generality of the foregoing, the Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Purchaser is familiar with such uncertainties, that the Purchaser and its Non-Recourse Persons are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser and its Non-Recourse Persons in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties of the Company or the Seller made herein be imputed to, or deemed to have been made by or conspired to be made by, any other Person.
10.02    Further Assurances. From and after the Closing, as and when requested in writing by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
10.03    Employees and Employee Benefits.
(a)    Salary and Wages. The Purchaser will cause the Acquired Companies to continue the employment effective immediately after the Closing of all Business Employees, including each such employee on medical, disability, family or other leave of absence as of the Closing. The Purchaser will cause the Acquired Companies to continue to provide each such Business Employee with at least the same base wages, annual base salary and annual rate of cash bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement) provided to each such employee on the Closing Date for a period of at least one (1) year following the Closing Date; provided, however, that nothing in this Section 10.03(a) shall obligate the Purchaser or the Company or any of their respective Subsidiaries to continue the employment of any such Business Employee for any specific period.
(b)    Employee Benefits. Each Plan sponsored and maintained by an Acquired Company prior to the Closing shall continue to be sponsored and maintained by such Acquired Company immediately following the Closing. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, on and following the Closing Date, the Acquired Companies shall retain all assets, interests, obligations and liabilities under each of the Plans. As of the Closing Date and for a period of at least one (1) year thereafter, the Purchaser shall provide, or shall cause the applicable Acquired Company or its Subsidiaries to provide, each Business Employee with benefits and other forms of compensation (other than any equity‑based compensation) that are substantially similar in the aggregate to the benefits and other forms of compensation provided to such Business Employee immediately prior to the Closing Date; provided, however, that the Purchaser agrees to provide or cause the Acquired Companies to provide each such Business Employee (i) who is covered by a collective bargaining agreement with terms of employment (including compensation and benefits) as set forth in such agreement and (ii) who is employed in a jurisdiction outside of the United States with terms and conditions of employment (including compensation and benefits) sufficient to meet any statutory or legal requirements in such jurisdictions, including any such statute that would subject the Seller or its Affiliates to incur any severance, termination or similar liability.
(c)    Employee Service Credit. To the extent the Purchaser establishes any new benefit or compensation plans for Business Employees after the Closing, the Purchaser (i) shall give, or cause the Acquired Companies to give, each Business Employee credit under any benefit plan or personnel policies that cover the Business Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Business Employee’s service with any of the Acquired Companies and its Affiliates prior to the Closing Date, to the same extent recognized by the Company or its Subsidiaries or any predecessor thereof as of the Closing Date, (ii) shall allow such Business Employees to participate in each plan providing welfare benefits without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Business Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any Welfare Plan is terminated prior to the end of the plan year that includes the Closing Date, the Purchaser shall credit the Business Employee with any expenses that were covered by such Welfare Plan(s) for purposes of determining deductibles, co‑pays and other applicable limits under any similar replacement plans.
(d)    Vacation Pay and Personal Holidays. The Purchaser shall cause the Acquired Companies to continue to credit to each Business Employee all vacation and personal holiday pay that the Business Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts.
(e)    No Third Party Beneficiaries. The provisions of this Section 10.03 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 10.03. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Purchaser, any Acquired Company, Seller or any of their respective Affiliates; (ii) alter or limit the ability of the Purchaser, the Acquired Companies, Seller or any other Seller Entity to amend, modify or terminate any Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Purchaser, any of the Acquired Companies, Seller or any other Seller Entity, or constitute or create an employment agreement with any employee.
10.04    Confidentiality. From and after the Closing Date, (i) the Purchaser shall, and shall cause its Subsidiaries (including, after the Closing, the Acquired Companies), Affiliates and its and their respective officers, directors, employees, agents and representatives to, keep confidential and not to disclose any information, whether written or oral, relating to the Seller, the Seller Entities, their respective Affiliates (other than the Acquired Companies) (the “Seller Restricted Information”), and (ii) the Seller shall, and shall cause its Subsidiaries, and its and their respective officers, directors, employees, agents and representatives to, keep confidential and not disclose any information, whether written or oral, relating to the Purchaser or any of its Affiliates (whether in the possession of the Purchaser, the Acquired Companies, or their respective Subsidiaries at the time of the Closing or subsequently obtained by the Purchaser, the Acquired Companies or their respective Subsidiaries) (the “Purchaser Restricted Information” and, together with the Seller Restricted Information, the “Restricted Information”); provided that in no event shall this Agreement or any Ancillary Agreement (subject the any confidentiality and non-disclosure obligations expressly set forth therein) be deemed to be Restricted Information. The obligation to keep the Restricted Information confidential shall continue indefinitely from the Closing Date but shall not apply to any information (i) that is in the public domain, (ii) that is published or otherwise becomes part of the public domain through no fault of the disclosing party, (iii) that becomes available to the disclosing party from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation known to the disclosing party or (iv) independently developed without use or referring to any Restricted Information. The foregoing shall not, however, restrict disclosures in connection with any dispute between the parties or required by Law, order or the rules of any officially recognized securities exchange or another Governmental Body, including in response to any request for information or documents by a Governmental Body in connection with an investigation of the transactions described herein, in which case, to the extent legally permissible and practical under the circumstances, before making such disclosure the disclosing party shall first provide the Purchaser or the Seller, as applicable, with prompt notice thereof so that the Purchaser or the Seller, as applicable, may seek a protective order or other appropriate remedy (in either case, at such party’s sole cost and expense) or waive compliance with the provisions of this Section 10.04. In the event that such protective order or other remedy is not obtained or the applicable party waives compliance with the provisions of this Section 10.04, the disclosing party, shall or shall cause the Person required to disclose such Restricted Information to, furnish only that portion of the Restricted Information that such Person is advised by the Seller’s or the Purchaser’s outside counsel, as applicable, is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment is accorded to the Restricted Information so furnished. Notwithstanding anything in this Section 10.04 to the contrary, the Seller and its representatives shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein and the Acquired Companies’ historical financial information (but not any proprietary or commercially sensitive information) for the period during which the Acquired Companies were owned by the Seller, to their Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective current and prospective equity owners, investors and limited partners in connection with their fundraising and reporting activities to the extent such Persons are bound by a reasonable obligation of confidentiality to the Seller or one of its Affiliates.
10.05    Director, Manager and Officer Liability and Indemnification.
(a)    For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Acquired Companies to, amend, repeal or otherwise modify any provision in any of such Acquired Companies’ certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (each, a “D&O Indemnified Party”) (unless to provide for greater exculpation or indemnification or unless required by Law), it being agreed by the parties hereto that the current and former officers, directors, managers and similar functionaries of the Acquired Companies shall continue to be entitled to and the Purchaser shall cause the Acquired Companies to provide such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. The Purchaser agrees and acknowledges that this Section 10.05 shall be binding on the Purchaser’s successors and assigns.

(b)    Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of any of the Acquired Companies at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 10.05 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(c)    The right to indemnification and the advancement and payment of expenses conferred in this Section 10.05 shall not be exclusive of any other right that a D&O Indemnified Party is indemnified pursuant to this Section 10.05 may have or hereafter acquire under any applicable Law, provision of this Agreement, any agreement or vote of members or disinterested directors or otherwise.  The Purchaser hereby acknowledges that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other entities or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”).  The Purchaser hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by any Acquired Company or any Other Indemnitor, whether pursuant to any certificate of incorporation, by-laws, partnership agreement, operating agreement, indemnification agreement or other document or agreement or pursuant to this Section 10.05 (any of the foregoing is herein an “Indemnification Agreement”), the Acquired Company (a) shall at all times, be the indemnitor of first resort (i.e., its obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a D&O Indemnified Party shall be secondary), (b) shall at all times be required to advance the full amount of expenses incurred by a D&O Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement (to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights that a D&O Indemnified Party may have against the Other Indemnitors and (c) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (i) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (ii) that the D&O Indemnified Party must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Acquired Company must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement.  The Purchaser hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from the Acquired Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against the Acquired Company, and the Purchaser shall indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Party to the extent such amounts would have otherwise been payable by the Acquired Company to a D&O Indemnified Party.  Each Other Indemnitor is an express third-party beneficiary of the Purchaser’s covenants and agreements in this Section 10.05.
(d)    The obligations under this Section 10.05 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 10.05 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 10.05 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director or similar functionary of each of the Acquired Companies and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
10.06    R&W Insurance Policy. The Purchaser shall cause the R&W Insurance Policy to be fully-bound and issued as of the Closing Date (in accordance with the terms of the conditional binder thereof)

and remain in full force and effect thereafter, including paying when due all premiums, fees, costs and taxes payable thereunder and satisfying on a timely basis all conditions necessary for the issuance, continuance or application of coverage under the R&W Insurance Policy. The Purchaser shall not, and shall not permit its Affiliates to, amend, waive coverage under, terminate, commute or otherwise modify the R&W Insurance Policy or any of the coverage thereunder in any manner that adversely affects the Seller or any of its Affiliates.
ARTICLE XI

INDEMNIFICATION
11.01    Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for fifteen (15) months from the Closing Date (such date, the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant is performed. No Indemnification Claim may be asserted pursuant to this Agreement unless (i) on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XI, specifying, in reasonable detail, the basis of the claim and (ii) such claim is made in respect of Damages specified, in reasonable detail, and incurred prior to the Survival Expiration Date or, to the extent arising out of an Indemnification Claim asserted in writing prior to the Survival Expiration Date, such Indemnification Claim is made in respect of a reasonably estimated amount of Damages reasonably expected to arise in connection with such claim. No Indemnification Claim arising from a claim (or an expected claim) by a third-party may be asserted pursuant to this Agreement unless such third-party has actually commenced an action and, if the third-party claim is with respect to Taxes, the Indemnified Party has received a written notice of assessment or written notice of deficiency, in each case, with respect to the specific matters of such Indemnification Claim.
11.02    Indemnification.
(a)    Subject to Section 11.04, from and after the Closing Date, Purchaser and its Subsidiaries (collectively, the “Purchaser Indemnified Parties”) shall be entitled to indemnification solely from the Indemnification Escrow Funds for any and all Damages to the extent arising from (i) any breach of any representation or warranty by the Seller or the Company has made in Article IV or Article V, (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by any Acquired Company or the Seller prior to or at the Closing or by the Seller after the Closing, or (iii) any Pre-Closing Taxes (except to the extent amounts with respect to such Taxes were taken into account in the calculation of the Working Capital or Indebtedness).
(b)    Subject to Section 11.04, from and after the Closing Date, Purchaser shall indemnify, defend and hold the Seller harmless for any and all Damages to the extent arising from (i) any breach of any representation or warranty Purchaser has made in Article VI, (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by Purchaser prior to or at the Closing or by Purchaser or any Acquired Company after the Closing or (iii) any Transfer Taxes.
(c)    The amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.
11.03    Indemnification Claim Procedures.
(a)    Upon receipt of any notice of an Action that may give rise to an Indemnification Claim by a Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), such Indemnified Party shall promptly (i) notify or cause to be notified the Indemnitor and (ii) deliver or cause to be delivered to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.03(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give or cause to be given such notice or (2) the Indemnified Party fails to notify or cause to be notified the Indemnitor of such Indemnification Claim in accordance with this Section 11.03(a) prior to the Survival Expiration Date.
(b)    An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor shall not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) and (B) the Indemnitor may thereafter assume at any time the defense of such Action. To the extent the defense of any Action subject to any Indemnification Claim is assumed by the Seller as the Indemnitor, at the election of the Indemnitor, the costs and expenses of such defense of, and any payment in respect of, any Action, including any settlement thereof, shall be paid from the Indemnification Escrow Funds and Purchaser and the Seller shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse such portion of the Indemnification Escrow Funds as is reasonably requested in writing by the Seller to pay such costs and expenses or other amounts; provided, however, that no amounts will be payable from the Indemnification Escrow Funds, unless the Indemnified Party is actually entitled to indemnification hereunder.
(c)    At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.
11.04    Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows:

(a)    Indemnification Cap. The aggregate amount of Damages for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to this Article XI will, subject to the immediately following sentence, not exceed $1,100,000. The Indemnification Escrow Amount then remaining in escrow shall serve as the sole and exclusive source of payment of any Indemnification Claim pursuant to Section 11.02(a).
(b)    Claims Basket. The Purchaser Indemnified Parties shall only be entitled to indemnification pursuant to Section 11.02(a)(i) (other than for claims for breaches of Fundamental Representations) to the extent the aggregate amount of all Damages incurred by the Purchaser Indemnified Parties for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 11.02(a)(i) (other than for claims for breaches of Fundamental Representations) exceeds $1,100,000 (the “Basket Amount”), and once the aggregate amount of such Damages exceeds the Basket Amount, the Purchaser Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount. The Basket Amount shall not apply to any indemnification claims under Section 11.02(a)(ii) or Section 11.02(a)(iii), or for claims for breaches of Fundamental Representations under Section 11.02(a)(i).
(c)    Damages Net of Insurance Proceeds and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of any insurance proceeds (but not including any possible recovery under the R&W Insurance Policy), indemnification payments and other third-party recoveries to which any Indemnified Party is entitled in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates may be entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Damages (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XI, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are obtained, received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.
(d)    Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.
(e)    Calculation of Damages. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach or an inaccuracy of any representation or warranty, and for purposes of determining the amount of Damages resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, or “in all material respects” or any similar term or phrase will be disregarded, it being the understanding of the Parties that for the purposes of determining liability under this Article XI, the representations and warranties of the Parties contained in this Agreement will be read as if such terms and phrases were not included in them; provided, however, that the foregoing shall not apply to (i) such terms and phrases when used as an adjective in any definition set forth in Section 1.01 and (ii) any representation and warranty set forth in (A) the last sentence of Section 5.05(a), (B) Section 5.06(a), and (C) Section 5.10(a)(xi).

(f)    Damages Reserved for on the Post-Closing Statement or Included in Purchase Price. No Purchaser Indemnified Party shall be entitled to indemnification for any Damages (i) in respect of any liability or obligation accrued or reserved for in determining Closing Cash Proceeds or (ii) in respect of any liability included in the calculation of the Purchase Price.
(g)    No Duplicate Claims. In the event a Purchaser Indemnified Party or the Seller, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Purchaser Indemnified Party or the Seller, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.
(h)    Limitations on Tax Indemnification. No Purchaser Indemnified Party shall be indemnified for the following Taxes (or related Damages): (i) any Tax with respect to a Post-Closing Tax Period (including as a result of the unavailability in any Post-Closing Tax Period of any net operating loss carryforward, capital loss carryforward, Tax credit carryforward or other Tax attribute from a Pre-Closing Tax Period); (ii) any Tax attributable to a breach of the Purchaser or its Affiliates (including the Company and its Subsidiaries) of any provision of this Agreement; (iii) any Transfer Tax; (iv) any Tax to the extent included in the computation of the Purchase Price; (v) resulting from any transaction or event taken by or at the direction of Purchaser or any of its Affiliates on the Closing Date after the Closing outside the ordinary course of business and not specifically contemplated by this Agreement; or (vi) resulting from any financing or refinancing arrangements entered into at any time by or at the direction of Purchaser or any of its Affiliates.
11.05    Mitigation of Damages. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XI.
11.06    Indemnification Sole and Exclusive Remedy. Each of the parties hereto acknowledges and agrees that from and after the Closing, except for intentional fraud, claims under this Article XI shall be the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to the transactions contemplated by this Agreement and the Indemnification Escrow Funds shall be the sole source of recovery of the Purchaser Indemnified Parties. The parties recognize that any further recovery for breaches of representations and warranties under this Agreement by the Purchaser Indemnified Parties shall be under the R&W Insurance Policy (subject to the terms and conditions thereof). In furtherance of the foregoing, Purchaser and each of the Purchaser Indemnified Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any indemnifying party relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XI. Without limiting the generality of the foregoing:
(a)    each of Purchaser hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);
(b)    after the Closing Date, none of the Purchaser Indemnified Parties may seek the rescission of the transactions contemplated by this Agreement;
(c)    the provisions of and the limited remedies provided in this Article XI were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Purchase Price;

(d)    the parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;
(e)    the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transaction or the other transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereto hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement;
(f)    the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and
(g)    for the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.04 shall not be considered “remedies” for purposes of this Section 11.06 and shall not be limited by the terms of this Section 11.06.
11.07    Release of Escrow. The Escrow Agreement shall specify that the Indemnification Escrow Funds (if any) shall be released to the Seller on the first Business Day following the Survival Expiration Date; provided, however, that, if any Indemnification Claim shall have been properly asserted by any Purchaser Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remains pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (i) the Indemnification Escrow Funds released to the Seller shall be the amount of Indemnification Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (ii) any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Seller promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 11.07 provides for the release of Indemnification Escrow Funds, each of Purchaser and the Seller shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Funds in accordance with this Section 11.07 and the Escrow Agreement.
ARTICLE XII

TAX MATTERS
12.01    Preparation and Filing of Tax Returns; Payment of Taxes.
(a)    The Company, using its historic Tax Return preparers, shall prepare or cause to be prepared all Tax Returns of the Acquired Companies for Pre-Closing Tax Periods, the due date of which (taking into account extensions of the time to file) is after the Closing Date to the extent not filed prior to the Closing (the "Company Returns"). All such Company Returns shall be prepared and filed in a manner consistent with the past procedures and practices of the Acquired Companies except as required by applicable Law. The Company shall submit each such Company Return to the Seller at least thirty (20) days prior to the due date (taking into account any extensions of the time to file) for the Seller’s approval. Seller shall respond with any comments within ten (10) days of receipt of such Tax Returns and any dispute with respect to any Company Return shall be promptly resolved by a mutually agreeable accounting firm in accordance with the principles set forth in Section 2.4 mutatis mutandis. Purchaser shall cause the Acquired Companies to timely file each such Company Return. The Purchaser shall or shall cause the Acquired Companies to pay, when due or as promptly as possible thereafter, all Taxes due and payable with respect to any Company Returns.
(b)    The Purchaser shall prepare or cause to be prepared all Tax Returns with respect to Taxes of the Acquired Companies Straddle Periods, the due date of which (taking into account extensions of the time to file) is after the Closing Date to the extent not filed prior to the Closing (the “Purchaser Returns”). All such Purchaser Returns shall be prepared and filed in a manner consistent with the past procedures and practices of the Acquired Companies except as required by applicable Law. The Purchaser shall submit each such Purchaser Return to the Seller at least twenty (20) days prior to the due date (taking into account any extensions of the time to file) for the Seller’s approval. Seller shall respond with any comments within ten (10) days of receipt of such Tax Returns and any dispute with respect to any Purchaser Return shall be promptly resolved by a mutually agreeable accounting firm in accordance with the principles set forth in Section 2.4 mutatis mutandis. Purchaser shall cause the Acquired Companies to timely file each such Purchaser Return. The Purchaser shall or shall cause the Acquired Companies to pay, when due or as promptly as possible thereafter, all Taxes due and payable with respect to any Purchaser Returns.
(c)    The Purchaser shall cause the Company to join in the Purchaser’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-1(h) beginning of the day following the Closing Date). The tax year of the Company shall close as of the end of the Closing Date for U.S. federal income tax purposes, and, to the extent permitted by applicable Law, for state, local or non-U.S. income tax purposes. The Purchaser and the Seller agree that the Acquired Companies shall (i) allocate all Transaction Deductions accruing on the Closing Date to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)) to the extent “more likely than not” allocable to such taxable period; and (ii) deduct the Transaction Deductions on the Tax Returns of the Company for the taxable period that ends on the Closing Date to the maximum extent permitted under applicable Law.
12.02    Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all Transfer Taxes shall be borne by the Purchaser. The Purchaser shall or shall cause the Acquired Companies to pay, when due or as promptly as possible thereafter, all Transfer Taxes. The Purchaser shall prepare any Tax Returns with respect to such Taxes, and the Seller shall cooperate with the Purchaser in the preparation of such Tax Returns.
12.03    Certain Tax Covenants. The Purchaser covenants that, on or after the Closing Date, except as required by Law, it shall not and shall not cause or permit the Acquired Companies or any of its Affiliates to (i) take any action or omit to take any action on or after the Closing Date, including the distribution of any dividend or the effectuation of any redemption that the Purchaser or any applicable Affiliate of the Purchaser is aware, or ought reasonably to be aware, could give rise to any Tax liability, or reduce any Tax asset, of the Seller, (ii) without the prior written consent of Seller, make any claim, surrender, disclaimer, notice, consent election or deemed election under applicable Law with respect to any of the Acquired Companies in respect of a Pre-Closing Tax Period; (iii) file any Tax Return of the Acquired Companies for any Pre-Closing Tax Period (except as provided in Section 12.01); (iv) make or change any Tax election or amend, re-file or otherwise modify any Tax Return of the Acquired Companies or take any Tax position on any Tax Return of the Acquired Companies that the Purchaser is aware, or ought reasonably to be aware, results in any increased Tax liability or reduction in any Tax asset of the Seller or the Acquired Companies with respect to or that has retroactive effect to any Pre-Closing Tax Period, (v) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (vi) make or initiate any voluntary contact with a Taxing Authority (including any voluntary disclosure agreement or similar process) regarding any Pre-Closing Tax Period.
12.04    Cooperation. Each party hereto agrees to, and agrees to cause their Affiliates to, cooperate fully, as reasonably requested by the other parties, in connection with the preparation of any Tax Return of the Seller, Company or any Company Subsidiary for a period ending on or before the Closing Date or any Straddle Tax Period and the conduct of any Tax Contest Claim. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to the Tax matters and making employees available on a mutually convenient basis to provide the additional information.
12.05    Tax Audits and Claims. Purchaser shall promptly notify the Seller in writing upon receipt by any Acquired Company, Purchaser Indemnified Party or any of their Affiliates of any written notice from any Governmental Authority of an Action with respect to Taxes or Tax Returns of any Acquired Company that could give rise to a claim for indemnification under Section 11.02(a) or that relates to any Pre-Closing Tax Period or Straddle Period (collectively, a “Tax Contest Claim”). Such notice shall include a copy of any correspondence and any other written material receiving from the applicable Governmental Body. Purchaser and the Seller shall in accordance with Section 12.04 cooperate with each other in the conduct of a Tax Contest Claim and, as necessary or requested, provide (or cause the applicable Purchaser Indemnified Party to provide) any power of attorneys with respect to such Tax Contest Claim. Notwithstanding any other provision of this Agreement, the Seller shall have the right to control any Tax Contest Claim with respect to a Pre-Closing Tax Period of any Acquired Company which could result in a Tax that is subject to indemnification under Section 11.02(a) or that relates to any Seller Return (any such claim, a “Seller’s Tax Contest Claim”); provided that if the resolution or settlement of any portion of a Seller’s Tax Contest Claim would reasonably be expected to have an adverse effect on any Purchaser Indemnified Party in a Post-Closing Tax Period, (i) the Seller shall keep the Purchaser informed regarding the progress and substantive aspects of such Seller’s Tax Contest Claim; (ii) Purchaser shall be entitled at its expense to participate in such Seller’s Tax Contest Claim; and (iii) the Seller shall not compromise or settle any such portion of a Seller’s Tax Contest Claim without obtaining the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding any other provision of this Agreement, the Purchaser shall control the conduct of any Tax Contest Claim that the Seller does not have the right to control, or has not yet elected to control; provided that (x) Purchaser shall keep the Seller informed regarding the progress and substantive aspects of such Tax Contest Claim; (y) the Seller shall be entitled at its expense to fully participate in such Tax Contest Claim; and (z) the Purchaser shall not, and shall not allow any of its Affiliates, to settle any such Tax Contest Claim without obtaining the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). Seller shall be solely responsible for contesting an Action with respect to Taxes or Tax Returns of the Seller, including those that relate to operations of the Company.
12.06    Sections 336 and 338 of the Code. No party to this Agreement shall make an election under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement.
12.07    No Intermediary Transaction Tax Shelter. The Purchaser shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001‑16, 2001 1 C.B. 730, and Internal Revenue Service Notice 2008‑20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008‑111 I.R.B. 1299 (December 1, 2008).

12.08    Tax Refunds. Except to the extent included as an asset in Working Capital (as finally determined hereunder), the Seller shall be entitled to all Tax refunds and credits received by Purchaser, any of its Affiliates, or the Acquired Companies for any Pre-Closing Tax Period. Purchaser will pay over to the Seller any such Tax refunds or credits promptly (but in all cases within five (5) Business Days) after receipt of such Tax refunds or credits. If the Acquired Companies are entitled to any refund of estimated Taxes for the taxable year ending on the Closing Date, then Purchaser shall cause the Acquired Companies to file IRS Form 4466 (and any comparable state or local form) following the Closing Date to obtain any material refund. Purchaser agrees that the Acquired Companies shall elect to carry back any item of loss, deduction or credit of the Acquired Companies from the tax period ending on the Closing Date, to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures and filing amended Tax Returns to the extent necessary) and obtain any potential Tax refunds or credits related thereto. To the extent permitted by applicable Law, Purchaser shall request a refund (rather than a credit in lieu of a refund) with respect to all Pre-Closing Tax Periods.
ARTICLE XIII

MISCELLANEOUS
13.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the course of business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and the Seller, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Seller shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective limited partners and prospective limited partners in connection with their fundraising and reporting activities. For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.
13.02    Expenses.
    Notwithstanding the above, the Seller understands and agrees that Purchaser will be required under Law to disclose the terms of this Agreement at signing. Whether or not the Closing takes place, except as otherwise provided herein (including as set forth in Section 2.03(e), all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, the performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby (a) by the Seller or the Acquired Companies shall be paid by the Seller or, prior to the Closing, by an Acquired Company or (b) by the Purchaser shall be paid by the Purchaser. Without limiting the generality of the foregoing, the Purchaser shall pay any and all expenses relating to the R&W Insurance and to any surveys, title insurance and environmental due diligence. Notwithstanding the foregoing, any Transaction Expenses of the Acquired Companies that remain unpaid as of the Measurement Time shall be paid by the Purchaser in accordance with Section 2.03(e).

13.03    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:
Sonoco Products Company
One North Second Street
Hartsville, South Carolina 29550
Attention: President and General Counsel
Facsimile: (843) 339-6352
Email: john.florence@sonoco.com

with copies to (which shall not constitute notice):

Haynsworth Sinkler Boyd, P.A.
1201 Main Street, Suite 2200
Columbia, South Carolina 29201
Attention: Randolph B. Epting
Facsimile: (803) 765-1243
Email: repting@hsblawfirm.com

Notices to Seller and, prior to the Closing, the Company:
c/o Nordic Packaging and Container International, Inc.
70 W. Madison, Suite 4600
Chicago, IL 60602
Attention: Thomas Souleles
                   Richard Copans
                   Drew Macha
                   Legal Department
Facsimile: (312) 895-1001
Email: tsouleles@mdcp.com
                    rcopans@mdcp.com
                   dmacha@mdcp.com
                   legal@mdcp.com

with a copy to:
Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attention: Richard J. Campbell, P.C. Jon-Micheal A. Wheat, P.C. Facsimile: (312) 862‑2200

Email: richard.campbell@kirkland.com
jwheat@kirkland.com
13.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Company without the prior written consent of the other party; provided, that (i) this Agreement, and all rights, interests and obligations hereunder, may be assigned, in whole or in part, without consent, upon written notice to the Purchaser, by the Seller to any of its Affiliates and (ii) after the Closing each of the Purchaser, the Seller and the Company may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements.
13.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
13.06    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one (1) representation and warranty in Article V, the Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount (or dollar equivalent amount) or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).
13.07    Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Seller; provided, that this proviso, the proviso in Section 13.09, Section 13.11 and Section 13.13 may not be amended in a manner that is materially adverse to the Debt Financing Sources without the consent of the parties to the Debt Commitment Letter that have consent rights over amendments to this Agreement. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.08    Complete Agreement. This Agreement and the Ancillary Agreements (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.
13.09    Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person any legal or equitable right, remedy, liability or claim under or with respect to this Agreement or any provision of this Agreement, other than (a) the parties to this Agreement or their respective successors and permitted assigns, (b) for purposes of Section 10.05, each of the D&O Indemnified Parties and his or her heirs and representatives and the Other Indemnitors, (c) for purposes of Section 10.01, Section 11.06, Section 13.02, Section 13.12 and Section 13.13, each of the Purchaser’s and the Seller’s respective Non-Recourse Persons, as applicable.
13.10    Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two (2) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
13.11    Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, to the exclusion of other courts, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS‑CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. Notwithstanding the foregoing, no party hereto, nor any of its Affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter (including the Fee Letters) or the performance thereof, anywhere other than in (i) a New York State Court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York (Borough of Manhattan), and the parties hereto further hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now have or hereafter have to the laying of venue of, and the defense of inconvenient forum to the maintenance of, any such claim in any such court.
13.12    Legal Representation. Following consummation of the transactions contemplated hereby, each of the Acquired Companies’ current and former legal counsel (including K&E LLP) (collectively, “Company Counsel”) may serve as counsel to each and any of the Seller Entities and their respective Non-Recourse Persons, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including Madison Dearborn Partners, LLC and its Affiliates), and each of the parties (on behalf of itself and each of its Non-Recourse Persons) hereto consents thereto and waives any conflict of interest arising therefrom. The decision to represent any of the Seller and its Non-Recourse Persons shall be solely that of Company Counsel. The Company further agrees that, on its own behalf and on behalf of its Subsidiaries, Company Counsel’s retention by the Company or any of its respective Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing.
13.13    Sources of Recovery. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that (i) no Non-Recourse Persons of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Persons and (ii) no Debt Financing Source shall have any liability to the Company or the Seller relating to this Agreement or any of the transactions contemplated herein pursuant to this Agreement or the Debt Commitment Letter (provided that for the avoidance of doubt, the Purchaser and its Affiliates (if applicable) shall have recourse against, and nothing in this Agreement shall in any way limit or modify the rights of the Purchaser and its Affiliates (if applicable) against (or the obligations of), the Debt Financing Sources pursuant to the terms of the Debt Commitment Letter and the definitive documentation with respect to the Financing).
13.14    Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online “data room” established by Merrill Corporation for Project Conan on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser or its representatives for all purposes hereunder.
13.15    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any Ancillary Agreement, this Agreement shall govern and control.
13.16    Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief (including any damages payable pursuant to Section 9.02), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Closing. It is accordingly agreed that (a) the parties hereto will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 13.11 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 9.02 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to diminish or otherwise impair in any respect any party’s right to specific performance or other equitable relief and (c) the right of specific performance and other equitable relief is an integral part of the transactions contemplated hereby and without that right, neither the Company nor the Purchaser would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages (including any damages payable pursuant to Section 9.02) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.16 will not be required to provide any bond or other security in connection with any such order.  The remedies available to the Company and the Seller pursuant to this Section 13.16 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit a party from seeking to collect or collecting damages pursuant to Section 9.02.  If, prior to the Outside Date (as it may be extended pursuant to Section 9.01(c)), any party hereto brings any action, in each case in accordance with Section 13.11, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be and this Agreement shall not be terminable pursuant to Section 9.01 during the pendency of such action.
13.17    Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in this Agreement in any manner create any principal‑agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.
13.18    Prevailing Party. Other than with respect to disputes arising pursuant to Section 2.04, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.
The Seller
NORDIC PACKAGING AND CONTAINER INTERNATIONAL, INC.
By:

Name:

Its:

The Company
CORENSO HOLDINGS AMERICA INC.
By:

Name:

Its:

The Purchaser
SONOCO PRODUCTS COMPANY
By:

Name:

Its:

Exhibit A

Form of Escrow Agreement

Exhibit B

R&W Insurance Policy

Exhibit C
Rules of Engagement for Accounting Firm
If an Accounting Firm is engaged pursuant to Section 2.04(c), the Purchaser and the Seller will instruct the Accounting Firm to analyze and resolve the parties’ dispute in accordance with the following guidelines (which guidelines and relevant portions of this Agreement the Accounting Firm will be required to review and commit to acting in accordance with):
Timetable
The timetable for these proceedings will be governed by the following procedures:

•
Within thirty (30) calendar days of retaining the Accounting Firm, the Purchaser and the Seller shall submit to the Accounting Firm five (5) copies of a memorandum (which may include supporting exhibits) setting forth their respective positions of all unresolved disputed items in accordance with Section 2.04(c) of this Agreement (the “Initial Report”).

•	Within one (1) Business Day upon receipt of both the Purchaser’s and the Seller’s Initial Reports, the Accounting Firm will distribute a copy of each Initial Report to the other party.

•
Within fifteen (15) calendar days of receiving the other party’s Initial Report from the Accounting Firm, each of the Purchaser and the Seller may (but shall not be required to) submit to the Accounting Firm five (5) copies of a memorandum responding to the Initial Report submitted to the Accounting Firm by the other party (the “Rebuttal Report”). The Rebuttal Report is to be responsive solely to the arguments raised, and information submitted, by the other party in its Initial Report and no party may introduce new arguments or rely on new information in the Rebuttal Report that was not part of such party’s Initial Report or which are not directly responsive to an argument raised by the other party’s Initial Report, except to the extent such new arguments or new information are used in direct response to arguments raised and information submitted by the other party in its Initial Report.

•	Within one (1) Business Day upon receipt of both the Purchaser’s and the Seller’s Rebuttal Reports, the Accounting Firm will distribute a copy of each Rebuttal Report to the other party.

•
At any time before or within fifteen (15) calendar days after the submission of the Initial Reports or any Rebuttal Reports by the Purchaser and the Seller, the Accounting Firm may submit written questions to either party following the procedures set forth below in the Section titled “Submission of Questions by the Accounting Firm.”

•
Upon receipt of the Rebuttal Report or notice waiving the right to file such report from both the Purchaser and the Seller and receipt of all responses to any written questions submitted by the Accounting Firm (and responses thereto), the Accounting Firm will endeavor to issue a report containing its findings within fifteen (15) calendar days after the later of (i) receiving both the Purchaser’s and the Seller’s Rebuttal Reports or notice waiving the right to file such report, as applicable, or (ii) any responses (if any) to any written questions submitted by the Accounting Firm to either party following the procedures set forth below in the Section titled “Submission of Questions by the Accounting Firm.”

•	Unless requested by the Accounting Firm in writing pursuant to the terms of the Section titled “Submission of Questions by the Accounting Firm”, neither the Purchaser nor the Seller may present any additional information or arguments to the Accounting Firm, either orally or in writing.

•	The Accounting Firm shall render its decision without conducting a hearing.
Submission of Questions by the Accounting Firm
After receiving both Initial Reports and Rebuttal Reports, if any, the Accounting Firm may submit written questions to the parties for written responses or may direct requests for additional information, calculations, or supporting documentation to the parties reasonably needed by the Accounting Firm in order to clarify or understand any position or argument made by a party in its written submission, in which case the parties agree to cooperate with such requests (including by ensuring that the Accounting Firm is provided copies of all relevant books and records of the Company and its Subsidiaries) in the manner and procedural timing described in this paragraph. If any such questions are addressed to only one party, the Accounting Firm shall submit the questions to that party, with a copy to the other parties. Once received, the party to whom the questions are addressed shall have ten (10) Business Days to answer the Accounting Firm’s questions, and shall provide a copy of its written answers to the other parties at the time they are provided to the Accounting Firm. In response thereto, the other party may, within ten (10) Business Days, submit a response to such answer(s) to the Accounting Firm and shall provide a copy of a response to the other parties at the time it is provided to the Accounting Firm. If any such questions are addressed to both parties, each party shall have ten (10) Business Days from the date of receipt to respond to the Accounting Firm and shall provide a copy of its written answers to the other parties at the time they are provided to the Accounting Firm. In response thereto, each party may, within ten (10) Business Days, submit a response to the other party’s answer(s) to the Accounting Firm and shall provide a copy to the other parties at the time it is provided to the Accounting Firm.
Adjustment of Time Periods
If the due date for any written submissions to be submitted to the Accounting Firm falls on a day that is not a Business Day, the written submission shall take place on the next Business Day.
Communication between the Accounting Firm and the Parties
The parties agree not to engage in any ex parte communication with the Accounting Firm except as specifically set forth herein.
The Accounting Firm will be required to include a representation in its engagement letter that it has not discussed the disputed matter with either party prior to its joint retention by the parties, and to include a covenant in its engagement letter not to engage in ex parte communications (except as specifically set forth herein) with either party throughout the course of the engagement.
The engagement letter will specifically require the Accounting Firm to review Section 2.04 of this Agreement, as well as any other provisions of this Agreement deemed relevant by any of the Purchaser, the Seller or the Accounting Firm.
Nature of Review by Accounting Firm
The Accounting Firm will make its determination in an objective, impartial manner based on inquiry, investigation, and other procedures as it, in its sole discretion may deem necessary, but in all cases consistent with the terms of this Agreement and this Exhibit C.

The Accounting Firm shall agree that between the time the Seller delivered the Objection Notice to the Purchaser and the date on which the Accounting Firm is engaged, the Purchaser and the Seller may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Accounting Firm’s engagement in the dispute. The Accounting Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matter.
Confidentiality
With respect to any information supplied in connection with the Accounting Firm’s engagement and designated by either party as confidential, or which either party should reasonably believe is confidential based on the subject matter or the circumstances of its disclosure, the other party agrees to protect such confidential information in a reasonable and appropriate manner, and use such confidential information only to perform its obligations under this Agreement and for no other purpose. This will not apply to information which is: (i) publicly known, (ii) already known to the recipient without breach by the recipient of any obligation of confidentiality, (iii) lawfully disclosed by a third party, (iv) independently developed without use or referring to any confidential information, or (v) disclosed pursuant to legal requirement or order (it being understood that any confidential information that must be disclosed pursuant to legal requirement or order shall remain, and shall continue to be treated as, confidential information). Notwithstanding the foregoing, no information (whether or not designated as confidential) may be provided to the Accounting Firm without being made available to all parties in accordance with the requirements of this Agreement and this Exhibit C. The Accounting Firm shall not publicly disclose that it has been retained to resolve any dispute relating to this Agreement or that they are involved in the dispute, or any information relating to the dispute, including their determination of the computation of the Closing Cash Proceeds, including in each case each of the components thereof.
At the conclusion of the engagement contemplated hereby, any confidential information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party.
Other Procedural Matters
Procedural matters for the conduct of the dispute resolution, other than as specified herein, will be determined by the Accounting Firm in consultation with the Purchaser and the Seller; provided, however, that any such procedural matters shall in all cases be consistent with the terms of this Agreement and this Exhibit C.

Exhibit D-1
Form of Company Closing Certificate

CLOSING CERTIFICATE OF
CORENSO HOLDINGS AMERICA INC.
[●], 2019
Reference is made to Sections 3.01(a), (b), (c) and (d) of that certain Stock Purchase Agreement, dated as of [●], 2019 (as amended, restated, modified, supplemented and/or waived, the “Agreement”), by and among Nordic Packaging and Container International, Inc., an exempted company organized under the laws of the Cayman Islands (the “Seller”), Corenso Holdings America Inc., a Delaware corporation (the “Company”), and Sonoco Products Company, a South Carolina corporation (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
The undersigned, as the duly authorized and acting [ __ ] of the Company, solely in [his // her] capacity as such, hereby certifies to the Purchaser, for and on behalf of the Company, that:

1.
Each of the representations and warranties with respect to the Company set forth in Article V of the Agreement (without giving effect to any “Material Adverse Change” or similar materiality qualification therein), other than the Fundamental Bring-Down Representations, are true and correct as of the date hereof, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change, (ii) for changes contemplated by the Agreement and (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties were true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Material Adverse Change);

2.
The Fundamental Bring-Down Representations with respect to the Company are true and correct in all respects as of the date hereof except for any de minimis inaccuracies, except (i) for changes contemplated by the Agreement and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties were true and correct in all respects as of such earlier date except for any de minimis inaccuracies); and

3.	The Company has performed in all material respects all of the covenants and agreements required to be performed by it under the Agreement at or prior to the Closing.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Closing Certificate as of the date first written above.
CORENSO HOLDINGS AMERICA INC.
By:
Name:
Its:

Signature Page to Company Closing Certificate

Exhibit D-2
Form of Seller Closing Certificate

CLOSING CERTIFICATE OF
NORDIC PACKAGING AND CONTAINER INTERNATIONAL, INC.
[●], 2019
Reference is made to Sections 3.01(a), (b), (c) and (d) of that certain Stock Purchase Agreement, dated as of [●], 2019 (as amended, restated, modified, supplemented and/or waived, the “Agreement”), by and among Nordic Packaging and Container International, Inc., an exempted company organized under the laws of the Cayman Islands (the “Seller”), Corenso Holdings America Inc., a Delaware corporation (the “Company”), and Sonoco Products Company, a South Carolina corporation (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
The undersigned, as the duly authorized and acting [ __ ] of the Seller, solely in [his // her] capacity as such, hereby certifies to the Purchaser, for and on behalf of the Seller, that:

1.
Each of the representations and warranties with respect to the Seller set forth in Article IV of the Agreement (without giving effect to any “Material Adverse Change” or similar materiality qualification therein), other than the Fundamental Bring-Down Representations, are true and correct as of the date hereof, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change, (ii) for changes contemplated by the Agreement and (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties were true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Material Adverse Change);

2.
The Fundamental Bring-Down Representations with respect to the Seller are true and correct in all respects as of the date hereof except for any de minimis inaccuracies, except (i) for changes contemplated by the Agreement and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties were true and correct in all respects as of such earlier date except for any de minimis inaccuracies); and

3.	The Seller has performed in all material respects all of the covenants and agreements required to be performed by it under the Agreement at or prior to the Closing.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Closing Certificate as of the date first written above.

NORDIC PACKAGING AND CONTAINER INTERNATIONAL, INC.
By:
Name:
Its:

Signature Page to Seller Closing Certificate

Exhibit E
Form of Non-U.S. Real Property Holding Corporation Status

STATEMENT THAT A CORPORATION IS NOT A UNITED STATES REAL PROPERTY HOLDING CORPORATION AND THAT STOCK IN THE CORPORATION IS NOT A UNITED STATES REAL PROPERTY INTEREST
Reference is hereby made to that certain Stock Purchase Agreement (the “Agreement”), dated as of [DATE], by and among Nordic Packaging and Container International, Inc., an exempted company organized under the laws of the Cayman Islands (the "Seller"), (ii) Corenso Holdings America Inc., a Delaware corporation (the "Company"), and (iii) Sonoco Products Company, a South Carolina corporation (the "Purchaser"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
Under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), no withholding is required upon the acquisition of an interest in a domestic corporation if the transferor provides the transferee with a copy of a statement issued by the corporation pursuant to Treasury Regulation Section 1.897-2(h) certifying that the interest is not a United States real property interest. In general, a corporation may issue such a statement only if the corporation was not a United States real property holding corporation at any time during the previous five (5) years (or the period in which the interest was held by its present holder, if shorter) or if interests in the corporation ceased to be United States real property interests under Section 897(c)(1)(B) of the Code.
This Statement That A Corporation Is Not a United States Real Property Holding Corporation And That Stock In The Corporation Is Not A United States Real Property Interest (this “Statement”) is provided to Purchaser pursuant to Section 3.01(d)(ii) of the Agreement and Treasury Regulation Section 1.897-2(h)(2). The undersigned, as an officer of the Company with full power and authority to execute this Statement, certifies the following to Purchaser in order to confirm that no withholding is required by Purchaser and its affiliates under Section 1445 of the Code in connection with the transactions contemplated by the Agreement:

1.
The shares of the Company do not constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated in connection therewith;

2.
The Company is not as of the date of this Statement, and was not at any time during the five (5) year period ending on the date of this Statement, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations promulgated in connection therewith;

3.	The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations;

4.	The Company's U.S. employer identification number is [________], and

5.	The Company's office address is:

The undersigned understands that this statement will be disclosed to the Internal Revenue Service.

[Signature on following page]

Under penalties of perjury, the undersigned officer of the Company declares that such officer has examined this Statement, and, to the best of such officer's knowledge and belief, this Statement is true, correct and complete. The undersigned officer of the Company is authorized to execute this Statement on behalf of the Company.
CORENSO HOLDINGS AMERICA, INC.
By:

Name:

Its:

Date:

NOTIFICATION TO INTERNAL REVENUE SERVICE
OF CERTIFICATION UNDER
FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT
AND TREASURY REGULATION SECTION 1.897-2(h)(2)

Internal Revenue Service Center
P.O. Box 409101
Ogden, UT 84409

Ladies and Gentlemen:
In connection with the acquisition by Sonoco Products Company, a South Carolina corporation ("Purchaser") of all of the issued and outstanding shares of Corenso Holdings America Inc., a Delaware corporation (the "Company"), pursuant to that certain Stock Purchase Agreement (the “Agreement”), dated as of [DATE], by and among Nordic Packaging and Container International, Inc., an exempted company organized under the laws of the Cayman Islands (the "Seller"), Purchaser, and the Company, Purchaser requested a statement from the Company pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not a "United States real property holding corporation" and the shares of the Company do not constitute "United States real property interests", each within the meaning of Section 897(c) of the Internal Revenue Code of 1986, as amended (the "Code"). A copy of the statement furnished to Purchaser is attached hereto.

This notification is being given pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2), and, in accordance therewith, the Company hereby provides the following information:

1.	The Company's address is: [_________]

2.	The Company's U.S. employer identification number is [______].

3.	The statement provided to Purchaser was requested by Purchaser as contemplated in Treasury Regulation Section 1.1445-2(c)(3)(i).

4.
The Company is not, nor has the Company been, a United States real property holding corporation (within the meaning of the Code and the Treasury Regulations promulgated thereunder) at any time during the previous five (5) year period ending on the date of this letter, and shares of stock of the Company do not constitute "United States real property interests" as that term is defined in the Code and the Treasury Regulations promulgated thereunder.

[Signature on following page]

25196064.1

Under penalties of perjury, I declare that I have examined this notice (and the statement attached hereto), and, to the best of my knowledge and belief, they are true, correct and complete, and I further declare that I am a responsible officer of the Company and have authority to sign this document on behalf of the Company.

CORENSO HOLDINGS AMERICA INC.
By:

Name:

Its:

Date:

Exhibit F
Form of Purchaser Closing Certificate

CLOSING CERTIFICATE OF
SONOCO PRODUCTS COMPANY
[●], 2019
Reference is made to Sections 3.02(a), (b) and (c) of that certain Stock Purchase Agreement, dated as of [●], 2019 (as amended, restated, modified, supplemented and/or waived, the “Agreement”), by and among Nordic Packaging and Container International, Inc., an exempted company organized under the laws of the Cayman Islands (the “Seller”), Corenso Holdings America Inc., a Delaware corporation (the “Company”), Sonoco Products Company, a South Carolina corporation (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
The undersigned, as the duly authorized and acting [ __ ] of the Purchaser, solely in [his // her] capacity as such, hereby certifies to the Company and the Seller, for and on behalf of the Purchaser, that:

1.	The representations and warranties set forth in Article VI of the Agreement are true and correct in all material respects as of the date hereof; and

2.	The Purchaser has performed in all material respects all the covenants and agreements required to be performed by it under the Agreement at or prior to the Closing.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Closing Certificate as of the date first written above.
SONOCO PRODUCTS COMPANY
By:
Name:
Its:

Signature Page to Purchaser Closing Certificate